Form 10-K405, Exhibit 13
period 1996-06-30
FIRST FINANCIAL CORP OF WESTERN MARYLAND
filed 1996-09-27
CIK 870992

                                                                      EXHIBIT 13


CONTENTS

  Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . . . 1
  Chairman's Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  Management's Discussion and Analysis . . . . . . . . . . . . . . . . . . . . 4
  Report of Independent Certified Public Accountants . . . . . . . . . . . .  18
  Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . .  19
  Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .  23
  Stock and Dividend Information . . . . . . . . . . . . . . . . . . . . . .  41
  Corporate Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  Board of Directors, Executive Officers and Managers. . . . . . . . . . . .  44








CONSOLIDATED FINANCIAL HIGHLIGHTS

  AS OF JUNE 30, 1996:

  Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . $321,994,000
  Total stockholders' equity . . . . . . . . . . . . . . . . . . .  $41,707,000
  Book value per share . . . . . . . . . . . . . . . . . . . . . . . . . $19.16

  FOR THE YEAR ENDED JUNE 30, 1996:

  Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . $3,600,000
  Return on average assets . . . . . . . . . . . . . . . . . . . . . . .  1.09%
  Return on average equity . . . . . . . . . . . . . . . . . . . . . . .  8.97%


CORPORATE PROFILE

  First Financial Corporation of Western Maryland, a publicly traded Delaware corporation and thrift holding company, provides a full range of retail and commercial financial products and services to customers in the Mid-Atlantic region of the United States through its wholly-owned subsidiary bank, First Federal Savings Bank of Western Maryland, and the Bank's subsidiaries.

  First Federal Savings Bank of Western Maryland is a federally chartered, FDIC-insured stock savings bank which conducts its business through ten offices located within the greater Cumberland area, Hagerstown, Oakland and Westernport, Maryland.


CORPORATE MISSION STATEMENT

  First Financial Corporation of Western Maryland is committed to market leadership through excellence in customer service, the satisfaction of customer needs through the development of superior and innovative products and the delivery of services in a highly efficient and economic manner while providing a professional environment for employees and enhancing the value of the Corporation for its stockholders.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- --------------------------------------------------------------------------------

                                                 1996           1995           1994           1993           1992
                                              ---------      ---------      ---------      ---------      ---------
OPERATIONS DATA FOR YEARS ENDED JUNE 30:
  Interest income                             $  26,480      $  24,809      $  23,228      $  25,050      $  29,116
  Interest expense                               12,102         11,444         11,297         13,752         18,867
                                              ---------      ---------      ---------      ---------      ---------
  NET INTEREST INCOME BEFORE PROVISION
   FOR LOAN LOSSES                               14,378         13,365         11,931         11,298         10,249
  Provision for loan losses                         600          5,985            780            350            317
                                              ---------      ---------      ---------      ---------      ---------
  NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                              13,778          7,380         11,151         10,948          9,932
  Other operating income                          1,472          1,269            915          1,149          2,004
  Other operating expenses                        9,379         10,633          8,237          8,717          6,604
                                              ---------      ---------      ---------      ---------      ---------
  NET INCOME (LOSS) BEFORE INCOME TAXES AND
    CUMULATIVE EFFECT OF ACCOUNTING CHANGE        5,871        (1,984)          3,829          3,380          5,332
  Provision for (benefit from) income taxes       2,271          (765)          1,465          1,227          2,080
                                              ---------      ---------      ---------      ---------      ---------
  NET INCOME (LOSS) BEFORE CUMULATIVE

  EFFECT OF ACCOUNTING CHANGE                     3,600        (1,219)          2,364          2,153          3,252
  Cumulative effect of change in
  accounting for income taxes (1)                     -              -          1,695              -              -
                                              ---------      ---------      ---------      ---------      ---------

  NET INCOME (LOSS)                            $  3,600     $  (1,219)       $  4,059       $  2,153       $  3,252
                                              ---------      ---------      ---------      ---------      ---------
                                              ---------      ---------      ---------      ---------      ---------
  NET INCOME (LOSS) PER SHARE:
  Income (loss) before cumulative effect
    of accounting change                        $  1.65       $  (0.56)       $  1.09        $  1.02        $  0.51(2)
  Cumulative effect of change in accounting
    for income taxes                                  -              -           0.78              -              -
                                                 ---------      ---------      ---------      ---------      --------
  NET INCOME (LOSS) PER SHARE                   $  1.65       $  (0.56)       $  1.87        $  1.02        $  0.51
                                                ---------      ---------      ---------      ---------      ---------
                                                ---------      ---------      ---------      ---------      ---------

FINANCIAL CONDITION DATA AS OF JUNE 30:
  Total assets                               $  321,994     $  329,375     $  345,646     $  343,557     $  342,281
  Loans receivable, net                         243,113        223,066        219,504        223,656        232,920
  Securities                                     51,551         81,163         79,883         74,187         61,432
  Total liabilities                             280,287        290,905        305,379        306,085        308,260
  Deposits                                      274,756        283,360        301,208        301,820        304,962
  Stockholders' equity                           41,707         38,470         40,267         37,472         34,021


KEY RATIOS FOR YEARS ENDED JUNE 30:
  Return on average assets                        1.09%              -          1.18%          0.62%          0.95%
  Return on average equity                        8.97%              -          9.97%          6.02%         11.99%
  Interest rate spread                            4.08%          3.73%          3.31%          3.20%          3.02%
  Net interest margin                             4.52%          4.11%          3.63%          3.47%          3.19%
  Equity to assets ratio                         12.20%         11.66%         11.86%         10.38%          7.96%
  Dividend payout ratio                          29.09%              -         19.63%         26.18%         13.14%

(1) Reflects the adoption of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on July 1, 1993. See note 1 of notes to consolidated financial statements.

(2) For the period February 10, 1992 (effective date of stock conversion and initial public offering) through June 30, 1992, the portion of the year in which the common stock was outstanding.

- -------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CHAIRMAN'S LETTER


- -------------------------------------------------------------------------------


TO OUR STOCKHOLDERS:

As you may know from our recent announcement, the Corporation is in the process of identifying potential acquirors in pursuit of a sale of the Corporation. Although no assurance of sale can be given, we are proceeding with this initiative for several reasons: (1) after the last year and one-half, the Corporation's financial condition and core earnings have more than improved enough to permit us to move forward with this process and other internal programs to enhance shareholder value; (2) the consolidation in the financial services industry is continuing at a rapid pace; and (3) the Corporation is a desirable addition to potential purchasers. We are proceeding expeditiously to complete this process and will keep you informed as developments occur.


                                   [PHOTO]
                              PATRICK J. COYNE
         CHAIRMAN OF THE BOARD, PRESIDENT & CHIEF EXECUTIVE OFFICER


For the fiscal year ended June 30, 1996, we had consolidated net income of $3.6 MILLION or $1.65 per share, as compared to a net loss of $1.2 million or $0.56 per share for the prior fiscal year. The Corporation's return on average assets and return on average equity were above industry averages at 1.09% and 8.97%, respectively, for the year ended June 30, 1996. Fiscal 1996 results represent record core earnings for the Corporation as net income before income taxes and accounting changes was $5.9 million for fiscal 1996 compared to a loss of $2.0 million in fiscal 1995 and income of $3.8 million in fiscal 1994.

For the fourth quarter ended June 30, 1996, the Corporation realized consolidated net income of $999,000 or $0.46 per share, compared to a net loss of $1.2 million or $0.54 per share for the same period in the prior fiscal year. The prior year's quarterly and annual net losses were primarily the result of the Corporation incurring $5.5 million in provisions for loan losses in the third and fourth quarters of fiscal 1995.

Total stockholders' equity and book value per share increased to $41.7 million and $19.16 per share, respectively, at June 30, 1996, as compared to $38.5 million and $18.06 per share, respectively, at June 30, 1995. Total assets minimally decreased to $322.0 million at June 30, 1996 from $329.4 million at June 30, 1995. This decrease in assets reflects management's ongoing efforts to control the Corporation's cost of funds and enhance net interest margin by planned decreases in higher costing certificates of deposit in order to position the Corporation for the utilization of more favorable sources of funding for future growth.

- -------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CHAIRMAN'S LETTER, (CONTINUED)


- -------------------------------------------------------------------------------


Improvements in core operating results for fiscal 1996 included an increase of $1.0 million or 7.6% in net interest income to $14.4 million in fiscal 1996, from $13.4 million in fiscal 1995 and a reduction in operating expenses of $1.3 million or 11.8% to $9.4 million in fiscal 1996, from $10.6 million in fiscal 1995. Contributing to the increase in net interest income was an improvement in the Corporation's net interest margin to 4.52% for fiscal 1996, up from 4.11% in fiscal 1995. This increase in net interest margin can be attributed to a strategic realignment of the Corporation's securities portfolio achieved during fiscal 1996 by reinvesting underperforming securities and securities with significant pre-payment risk into higher yielding government agency securities and loans, a planned reduction in deposit costs and increased average loan balances from fiscal 1995 to fiscal 1996. New loan production for fiscal 1996 was $98.4 million, resulting in a net increase in loans receivable of $20.0 million or 9.0% to $243.1 million at June 30, 1996 from $223.1 million at June 30, 1995.

During the year, the Corporation continued its steady progress in reducing the level of problem assets. Non-performing assets decreased $1.2 million or 16.0% to $6.4 million at June 30, 1996 from $7.6 million at June 30, 1995. Total loan loss reserves represented 135.2% of non-performing loans at June 30, 1996.

The continued improvement in the Corporation's profitability can be directly attributed to management's efforts to improve the asset/liability mix and all aspects of operations. These efforts have been part of ongoing initiatives, implemented during the second half of fiscal 1995, to enhance shareholder value and improve customer service. The initiatives include: the previously announced stock repurchase program; offering new and improved loan and deposit products designed to meet the specific needs of customers in the Bank's market areas; modernizing the Corporation's data processing capabilities; streamlining internal processes and procedures in order to improve the efficiency of operations; providing training to the Corporation's staff; and maintaining continued involvement in community organizations and activities.

I am pleased with the fiscal 1996 results and the overall improvement of the Corporation's financial and operational performance. The continued balance sheet strength, loan growth momentum, and improved operating activities provide a solid base for growth and continued favorable performance trends. On behalf of the Board of Directors, officers and employees, I thank you for your continued support.




Sincerely,



Patrick J. Coyne
CHAIRMAN OF THE BOARD
PRESIDENT AND CHIEF EXECUTIVE OFFICER                          September 9, 1996

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS

- --------------------------------------------------------------------------------

CORPORATE OVERVIEW

First Financial Corporation of Western Maryland (the Corporation) is a Delaware corporation and thrift holding company that provides a full range of retail and commercial financial products and services to customers in the Mid-Atlantic region of the United States through its wholly-owned subsidiary bank, First Federal Savings Bank of Western Maryland (the Bank), and the Bank's subsidiaries.

The Bank is a federally chartered, Federal Deposit Insurance Corporation (FDIC) insured stock savings bank which conducts its business through ten offices located throughout Western Maryland. The Bank has two subsidiaries, Mid-Atlantic Service Corporation and Mid-Atlantic Underwriters Agency, Inc. Mid-Atlantic Service Corporation owns certain premises of the Bank. Mid-Atlantic Underwriters Agency, Inc. provides insurance products and services to customers of the Bank. The Bank was organized in 1928 and, in 1935, adopted a federal charter and obtained federal deposit insurance.

The Bank is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such deposits in real estate loans secured by liens on residential and commercial properties, consumer loans, commercial business loans, securities and interest-earning deposits.

The Corporation and the Bank are subject to examination and comprehensive regulation by the Office of Thrift Supervision (OTS), the Bank's chartering authority, and the FDIC, the administrator of the Savings Association Insurance Fund (SAIF). The Bank is a member of the Federal Home Loan Bank (FHLB) of Atlanta, which is one of the twelve regional banks comprising the FHLB System.

ASSET AND LIABILITY MANAGEMENT

The principal objective of the Corporation's asset and liability management function is to maximize the Corporation's net interest income while simultaneously maintaining an acceptable level of interest rate risk given the Corporation's operating environment, capital and liquidity requirements, performance objectives and overall business focus. The Corporation's Asset/Liability Management Committee is responsible for establishing prudent policies and implementing programs which insulate the Corporation's earnings from the impact of changes in the interest rate environment.

Historically, the Corporation emphasized the origination and purchase of one-to-four family residential mortgage loans with adjustable interest rates and the purchase of securities with adjustable or floating interest rates and shorter-term maturities. In addition, past deposit product pricing policies established rates that encouraged customers to select longer-term certificates of deposit. The result of these prior asset/liability management strategies typically resulted in one year cumulative interest rate sensitivity gaps of positive 30.0% or higher. The one year interest rate sensitivity gap is defined as the difference between the Corporation's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. A gap ratio (rate sensitive assets divided by rate sensitive liabilities) of one indicates a statistically perfect match. A gap ratio of greater than one suggests that a financial institution's net interest income may be adversely affected in a

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

declining interest rate environment as more interest-earning assets will be repriced downward than will interest-bearing liabilities. A gap ratio of less than one suggests the converse.

One of the goals established by the Corporation's new management during 1995 was to move toward a more neutral interest rate risk position at the one year horizon, with a target range of between positive 10% and negative 10%. In an effort to achieve this goal, management implemented and pursued the following strategies over the preceding six fiscal quarters:

1. Reduced the Corporation's emphasis on certificates of deposit with a concurrent increased emphasis on demand deposits and borrowed funds as a source of funds for investment in interest-earning assets. This strategy emphasizes profitable net interest margin management rather than increased deposit size and is intended to decrease interest rate risk while simultaneously lowering the Corporation's overall cost of funds.

2. Increased the Corporation's percentage of fixed rate loans through the origination of residential and commercial mortgage and consumer loans with fixed rates of interest which meet management's return on investment parameters. Virtually all of the Corporation's fixed rate, single-family residential loans are originated under terms and conditions which permit their sale in the secondary market. The Corporation retains the servicing on all such loans which do not meet the minimum return on investment goals and which are sold in secondary markets.

These initiatives, combined with other external factors such as demand for the Corporation's products and economic and interest rate environments in general, have resulted in reducing the Corporation's positive one year cumulative repricing gap to $25.2 million or 7.8% at June 30, 1996 from $75.6 million or 23.0% at June 30, 1995 and $107.7 million or 31.2% at June 30, 1994.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding as of June 30, 1996, which are expected to mature, prepay or reprice in each of the future time periods shown:

- ------------------------------------------------------------------------------------------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                       DUE IN     DUE WITHIN    DUE WITHIN     DUE WITHIN       DUE IN
                                                  SIX MONTHS   SIX MONTHS      ONE TO        THREE TO         OVER
                                                    OR LESS    TO ONE YEAR   THREE YEARS    FIVE YEARS     FIVE YEARS        TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets                      $ 113,130   $  56,034      $ 100,471      $  19,684      $  21,410      $ 310,729

Total interest-bearing liabilities                    81,615      62,337         69,603         36,333         19,894        269,782
                                                  ----------  ----------     ----------     ----------     ----------     ----------

Maturity or repricing gap during the period        $  31,515   $  (6,303)     $  30,868      $ (16,649)     $   1,516      $  40,947
                                                  ----------  ----------     ----------     ----------     ----------     ----------
                                                  ----------  ----------     ----------     ----------     ----------     ----------

Cumulative gap                                     $  31,515   $  25,212      $  56,080      $  39,431      $  40,947
                                                  ----------  ----------     ----------     ----------     ----------
                                                  ----------  ----------     ----------     ----------     ----------

Ratio of gap during the period to total assets          9.79%      (1.96%)         9.59%         (5.17%)         0.47%
                                                  ----------  -----------    ----------     ----------     ----------
                                                  ----------  -----------    ----------     ----------     ----------

Ratio of cumulative gap to total assets                 9.79%       7.83%         17.42%         12.25%         12.72%
                                                  ----------  -----------    ----------     ----------     ----------
                                                  ----------  -----------    ----------     ----------     ----------

Total assets                                                                                                              $  321,994
                                                                                                                          ----------
                                                                                                                          ----------

- ------------------------------------------------------------------------------------------------------------------------------------

The amount of assets or liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Adjustable rate assets are included in the period in which interest rates are next scheduled to adjust. Fixed rate loans and securities are included in the periods in which they are anticipated to be repaid. Money market deposit accounts, which are generally subject to immediate withdrawal, are

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

included in the "Due in six months or less" period. Other demand deposit accounts are spread in accordance with historical withdrawal experience and management's belief that such deposits are generally non-interest rate sensitive.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's primary sources of funds are deposits, advances from the FHLB, loan and security repayments and funds provided by operations. While payments of principal and interest on loans and other investments are relatively predictable sources of funds, deposit flows are much less predictable since they are greatly influenced by the level of interest rates, the state of the economy, competition and industry conditions.

The Bank is required by the OTS to maintain minimum levels of liquidity to ensure its ability to meet demands for customer withdrawals and the repayment of short-term borrowings. The liquidity requirement is calculated as a percentage of deposits and short-term borrowings, as defined by the OTS, and currently must be maintained at amounts not less than 5.0%. The Bank's liquidity ratios fluctuate depending primarily upon deposit flows but have been consistently maintained at levels in excess of the required percentage. At June 30, 1996, 1995 and 1994, the Bank's liquidity ratio was approximately 6.93%, 6.31% and 13.8%, respectively. The sources of liquidity and capital resources discussed above are believed by management to be sufficient to fund outstanding loan commitments and meet other obligations.

Current regulatory requirements specify that the Bank and similar institutions must maintain tangible capital equal to 1.5% of adjusted totals assets, core capital equal to 3% of adjusted total assets and risk-based capital equal to 8% of risk-weighted assets. The Office of the Comptroller of the Currency and the FDIC have adopted more stringent core capital requirements which require that the most highly rated banks have a minimum core capital ratio of 3%, with an additional 100 to 200 basis point cushion required for all other banks as established by the regulator on a case-by-case basis. Both the FDIC and the OTS reserve the right to apply this higher standard to any insured financial institution when considering an institution's capital adequacy.

At June 30, 1996, the Bank was in compliance with all regulatory capital requirements with tangible, core and risk-based capital ratios of 12.36%, 12.36% and 21.60%, respectively.

CHANGES IN FINANCIAL CONDITION

GENERAL. The Corporation's total assets decreased by $7.4 million or 2.2% to $322.0 million at June 30, 1996 from $329.4 million at June 30, 1995. This decrease was primarily due to a $29.6 million or 36.4% reduction in the amount of securities held at June 30, 1996, as compared to June 30, 1995. The decrease in securities was used to fund increases in loans receivable and cash and interest-earning deposits of $20.0 million and $3.2 million, respectively, and also to fund $8.6 million of net deposit outflows and the repayment of $3.0 million of FHLB advances. The decrease in securities and deposits and the increase in loans can be attributed to the application of the previously discussed asset/liability management policies which emphasize increasing the Corporation's net interest margin rather than increasing deposit size.

CASH AND INTEREST-EARNING DEPOSITS. Cash and interest-earning deposits increased by $3.2 million or 60.4% to $8.6 million at June 30, 1996 from $5.3 million at June 30, 1995. This

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

increase was due primarily to an increase of $2.5 million in the amount of FHLB deposits held at June 30, 1996 as compared to June 30, 1995. FHLB deposits were increased by security sales, loan and security repayments and inflows of new customer deposits and were reduced by new loan fundings, security purchases and customer withdrawals from deposit accounts. The remaining $731,000 increase was attributable to higher levels of cash on hand and in banks resulting from fluctuations in daily operational and liquidity requirements.

SECURITIES. Securities decreased by $29.6 million or 36.5% to $51.6 million at June 30, 1996 from $81.2 million at June 30, 1995. Included in this decrease was a net decrease of $18.4 million in securities held to maturity (HTM) and a net decrease of $11.3 million in securities available for sale (AFS). The combined decrease in HTM and AFS securities was attributable to the sale and scheduled maturities of securities with an aggregate book value of $30.4 million, principal repayments of $11.9 million and net amortization of premiums of $272,000, partially offset by new security purchases of $13.0 million.

During January 1996, the Corporation sold securities with a carrying amount of $28.5 million and a weighted average yield of 6.5%. The net gain realized on this transaction was $179,000. The decision to sell these securities was based on (1) a recent restructuring of the Corporation's investment portfolio designed to eliminate underperforming securities with significant prepayment risk in the current and anticipated interest rate environments, as explained below, (2) the opportunity to increase the Corporation's interest rate spread by replacing these securities with higher yielding loans, (3) the Corporation's anticipated loan growth over the next several months and management's evaluation of the alternatives available to fund these new loans, and (4) the potential to improve the Corporation's interest rate risk position.

The restructuring of the Corporation's securities portfolio was aided by the release of a Special Report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" from the Financial Accounting Standards Board (FASB) on November 15, 1995. This report most notably permitted a one-time opportunity between November 15, 1995 and December 31, 1995 to reclassify securities between HTM and AFS. FASB Statement No. 115 requires the Corporation to classify all debt securities and certain equity securities as either HTM, AFS or trading. The Corporation classifies a security as HTM if there is the positive intent and ability to hold the security to maturity. HTM securities are accounted for at amortized cost. The Corporation classifies a security as trading if the security is bought or held principally for the purpose of selling it in the near term. The Corporation accounts for a trading security at fair or market value, including unrealized gains and losses in current operating results. A security not classified as either trading or HTM is classified as AFS. The Corporation accounts for a security with this classification at fair value, including unrealized gains and losses as a separate component of stockholders' equity. FASB Statement 115 stipulated that transfers from the HTM category should be "rare" and if transfers from the HTM category were to occur more often than rarely, then all securities in that category could be presumptively reclassified as AFS, with immediate impact on stockholders' equity. The November 15, 1995 release of the Special Report permitted a one-time opportunity to reclassify securities between HTM and AFS that would not call into question the Corporation's future intent to hold other securities to maturity. Accordingly, on December 31, 1995, the Corporation reclassified $25.2 million of securities from the HTM classification to AFS.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

Transfers from AFS to HTM are not restricted by FASB Statement No. 115, and in addition, the Bank also reclassified $5.0 million of securities from AFS to HTM on December 31, 1995.

LOANS RECEIVABLE. Loans receivable increased by a net $20.0 million or 9.0% to $243.1 million at June 30, 1996 from $223.1 million at June 30, 1995. Contributing to this increase were net increases of $26.3 million or 45.5% in commercial real estate and multi-family mortgage loans, and a $4.7 million or 72.0% increase in other consumer loans. Offsetting these increases were net decreases of $11.4 million or 8.3% in single-family residential mortgage loans, a $1.1 million or 3.5% decrease in auto loans, a $606,000 or 15.7% decrease in commercial business loans, a $795,000 or 9.25% decrease in the allowance for loan losses and a net decrease in deferred fees and loans in process of $1.4 million or 25.9%. These changes in the composition of the Corporation's loan portfolio reflect management's decision to emphasize the origination of fixed rate mortgage and consumer loans while concurrently reducing the percentage of adjustable rate loans held in the portfolio.

NON-PERFORMING ASSETS. Non-performing assets, which include non-accrual loans, loans delinquent due to maturity, troubled debt restructurings and real estate acquired through foreclosure (REO) decreased by $1.2 million or 16.0% to $6.4 million at June 30, 1996 from $7.6 million at June 30, 1995. The overall decrease in non-performing assets from June 30, 1995, was primarily attributable to a decrease of $1.8 million in the amount of loans classified as delinquent due to maturity, partially offset by increases of $570,000 in non-accrual loans and $51,000 in REO.

The $1.8 million decrease in loans classified as delinquent due to maturity was the net result of additions of $1.6 million less payoffs, transfers to performing and transfers to non-accrual of $1.4 million, $1.7 million and $300,000, respectively. Non-accrual loans increased by $570,000, the net result of additions and transfers from delinquent due to maturity of $1.5 million less payoffs, write-downs and transfers to performing of $314,000, $426,000 and $190,000, respectively.

The following table presents the Corporation's non-performing assets and the ratio of non-performing assets to total assets at June 30:

- -------------------------------------------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                    1996           1995           1994
- -------------------------------------------------------------------------------------
Non-accrual loans                              $  3,346       $  2,776       $  1,942

Loans delinquent due to maturity                  2,007          3,849              -

Troubled debt restructuring                         412            419          2,975

Real estate acquired through foreclosure            655            604          1,783
                                               --------       --------       --------

                                               $  6,420       $  7,648       $  6,700
                                               --------       --------       --------
                                               --------       --------       --------

Ratio of non-performing assets to total           1.99%          2.32%          1.94%
assets                                         --------       --------       --------
                                               --------       --------       --------

- -------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

In addition to the decrease in non-performing assets set forth in the table above, the allowance for loan losses decreased by $795,000 or 9.3% to $7.8 million at June 30, 1996 from $8.6 million at June 30, 1995. This decrease was attributable to charge-offs of $1.6 million recorded on certain commercial real estate loans during the year offset by provisions for loan losses of $600,000 and recoveries of $176,000.

Management believes that, based on its regular comprehensive reviews of the loan portfolios and evaluation of known economic and specific loan factors, the Corporation's allowance for loan losses at June 30, 1996 is adequate to cover potential future losses in the loan portfolio. The allowance for loan losses is subjective and may be adjusted in the future depending on economic conditions and other factors.

DEPOSITS. Total deposits decreased by $8.6 million or 3.0% to $274.8 million at June 30, 1996 from $283.4 million at June 30, 1995. Included in this reduction in total deposits were reductions of $6.2 million or 3.6% in time deposits and a $4.7 million or 8.5% decrease in passbook and other savings accounts offset by a $2.3 million or 4.2% increase in checking and money market accounts. The decrease in total deposits reflects a planned reduction in certain types of longer term, higher costing time deposits while concurrently increasing low or non-interest checking and money market accounts in an effort to increase the Corporation's overall net interest income. The success of this planned deposit outflow in increasing net interest income was evidenced by the growth in the Corporation's net interest margin which increased to 4.52% at June 30, 1996 from 4.11% at June 30, 1995.

STOCKHOLDERS' EQUITY. Stockholders' equity increased by $3.2 million or 8.4% to $41.7 million at June 30, 1996 from $38.5 million at June 30, 1995. This net growth was comprised of increases of $3.6 million in net income for 1996, an $848,000 increase realized upon the exercise of outstanding stock options during the year and $103,000 resulting from the release of shares from the Corporation's Employee Stock Ownership Plan (ESOP). Partially offsetting these increases were decreases from dividends paid of $1.0 million, a $233,000 decrease related to the repurchase of treasury stock and a $38,000 decrease recorded to recognize the net change in unrealized gains/losses on AFS securities.

RESULTS OF OPERATIONS

GENERAL. The Corporation recorded net income of $3.6 million for the year ended June 30, 1996 as compared to a net loss of $1.2 million for the year ended June 30, 1995 and net income of $4.1 million for the year ended June 30, 1994.

The $4.8 million increase in net operating results for 1996, as compared to 1995, was attributable to an increase in net interest income of $1.0 million, a decrease in provision for loan losses of $5.4 million, an increase in other operating income of $203,000 and a reduction in operating expenses of $1.3 million. Offsetting these increases in net operating results was an increase of $3.0 million in income taxes recorded during the year.

The $5.3 million or 130.0% decrease in net operating results for 1995, as compared to 1994, was attributable to an increase of $5.2 million in the provision for loan losses and an increase in other

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

operating expenses of $2.4 million. Offsetting these decreases in net operating results were increases of $1.4 million in net interest income, a $354,000 increase in other operating income and a net reduction of $2.2 million in the amount of provision for/benefit from income taxes recorded during the year. The results of operations for 1994 were also benefited by a non-recurring cumulative effect of a change in the method of accounting for income taxes of $1.7 million.

NET INTEREST INCOME. Net interest income is determined by the Corporation's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts, or volumes, of interest-earning assets and interest-bearing liabilities. Net interest income was $14.4 million for 1996 as compared to $13.4 million for 1995 and $11.9 million for 1994. The $1.0 million or 7.6% increase in net interest income for 1996, as compared to 1995, was attributable to a $1.7 million or 6.7% increase in interest income, offset by an increase of $658,000 or 5.7% in interest expense. The $1.4 million or 12.0% increase in net interest income for 1995, as compared to 1994, was attributable to a $1.6 million or 6.8% increase in interest income, offset by an increase of $147,000 or 1.3% in interest expense.

The following table analyzes changes in interest income and interest expense in terms of: (1) changes in the volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in the Corporation's interest income and interest expense are attributable to changes in volume (change in volume multiplied by prior year rate), changes in rate (change in rate multiplied by prior year volume) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The volume/rate variance is allocated on a consistent basis between the volume and rate variances.

- -----------------------------------------------------------------------------------------------
(IN THOUSANDS)                                1996 VS. 1995                1995 VS. 1994
                                       INCREASE (DECREASE) DUE TO    INCREASE (DECREASE) DUE TO
                                     ----------------------------   ---------------------------
                                      VOLUME      RATE     TOTAL    VOLUME      RATE     TOTAL
- -----------------------------------------------------------------------------------------------

Interest income:
  Securities                        $ (1,527)  $   848   $  (679)  $   588    $  917  $  1,505
  Loans                                  917       984     1,901       441       212       653
  Deposits and other                     399        50       449    (1,000)      423      (577)
                                    --------   -------   -------   -------    ------   -------

  Total interest-earning assets         (211)    1,882     1,671        29     1,552     1,581
                                    --------   -------   -------   -------    ------   -------

Interest expense:
  Deposits                              (381)    1,080       699      (249)      349       100
  Other borrowings                        28       (69)      (41)       35        12        47
                                    --------   -------   -------   -------    ------   -------

  Total interest-bearing liabilities    (353)    1,011       658      (214)      361       147
                                    --------   -------   -------   -------    ------   -------

 Net interest income                $    142   $   871   $ 1,013   $   243    $1,191   $ 1,434
                                    --------   -------   -------   -------    ------   -------
                                    --------   -------   -------   -------    ------   -------

- ----------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resultant average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, loan balances include non-accrual loans and interest income includes accretion of net deferred loan fees.

- ----------------------------------------------------------------------------------------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)               Year Ended June 30, 1996     Year Ended June 30, 1995       Year Ended June 30, 1994
                                         -----------------------------   ---------------------------   ---------------------------
                                          Average              Yield/   Average              Yield/   Average              Yield/
                                          Balance  Interest     Rate    Balance  Interest     Rate    Balance  Interest     Rate
- ----------------------------------------------------------------------------------------------------------------------------------
Weighted Average Yield On:
  Investment securities                 $  11,305  $    728     6.44%  $ 15,969  $    985     6.17%  $ 10,052  $    398     3.96%
  Mortgage-backed securities               50,108     3,364     6.71%    70,076     3,786     5.40%    63,885     2,868     4.49%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
                                           61,413     4,092     6.66%    86,045     4,771     5.54%    73,937     3,266     4.42%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------

  First mortgage loans                    198,844    17,858     8.98%   195,162    16,616     8.51%   196,490    16,708     8.50%
  Consumer and other                       41,879     3,576     8.54%    35,000     2,917     8.33%    27,391     2,172     7.93%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
                                          240,723    21,434     8.90%   230,162    19,533     8.49%   223,881    18,880     8.43%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------

  Interest-bearing deposits                13,753       795     5.78%     7,046       354     5.02%    28,717       975     3.40%
  Other interest-earning assets             2,097       159     7.58%     2,113       151     7.15%     2,110       107     5.07%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
                                           15,850       954     6.02%     9,159       505     5.51%    30,827     1,082     3.51%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------

  Total interest-earning assets           317,986    26,480     8.33%   325,366    24,809     7.62%   328,645    23,228     7.07%
  Allowance for loan losses               (8,372)         -         -   (5,390)         -         -   (4,201)         -         -
  Other non-interest-earning assets        19,481         -         -    17,801         -         -    18,792         -         -
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
    Total assets                        $ 329,095  $ 26,480     8.05%  $337,777  $ 24,809     7.34%  $343,236 $  23,228     6.77%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------

Weighted Average Rate Paid On:
  Deposits:
   Time deposits                        $ 175,762  $  9,544     5.43% $ 175,589  $  8,594     4.89% $ 178,391  $  8,409     4.71%
   Checking and money market               55,322     1,165     2.11%    58,134     1,241     2.13%    58,340     1,244     2.13%
   Passbook and other                      52,293     1,316     2.52%    59,280     1,492     2.52%    62,826     1,574     2.51%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
                                          283,377    12,025     4.24%   293,003    11,327     3.87%   299,557    11,227     3.75%

  FHLB advances & other borrowings          1,456        77     5.29%     1,125       117    10.40%       772        70     9.07%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
  Total interest-bearing liabilities      284,833    12,102     4.25%   294,128    11,444     3.89%   300,329    11,297     3.76%

  Non-interest-bearing liabilities          4,116         -         -     4,280         -         -     2,204         -         -
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
    Total liabilities                     288,949    12,102     4.19%   298,408    11,444     3.84%   302,533    11,297     3.73%
    Stockholders' equity                   40,146         -         -    39,369         -         -    40,703         -         -
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------

    Total liabilities and equity        $ 329,095  $ 12,102     3.68%  $337,777  $ 11,444     3.39%  $343,236  $ 11,297     3.29%
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------
                                        ---------  --------   -------  --------  --------    ------  --------  --------   -------

Net interest income                                $ 14,378                      $ 13,365                      $ 11,931
                                                   --------                      --------                      --------
                                                   --------                      --------                      --------

Interest rate spread (difference between
weighted average rate on interest-earning
assets and interest-bearing liabilities)                        4.08%                         3.73%                         3.31%
                                                              -------                        ------                       -------
                                                              -------                        ------                       -------

Net interest margin (net interest
income as a percentage of average
interest-earning assets)                                        4.52%                         4.11%                         3.63%
                                                              -------                        ------                       -------
                                                              -------                        ------                       -------

- ----------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME. Interest income was $26.5 million for 1996 as compared to $24.8 million for 1995 and $23.2 million for 1994. The $1.7 million or 6.7% increase in interest income for 1996, as compared to 1995, was attributable to increases in income recorded on loans, interest-earning deposits and other interest-earning assets, offset by a decrease in income from securities.

Interest income from loans receivable increased by $1.9 million during 1996 due to an increase of $1.5 million in income recorded on first mortgage loans and a $369,000 increase in income from consumer and other loans. The increase in interest income realized on first mortgage loans was the result of higher yields, which increased to 8.98% for 1996 from 8.51% for 1995, and an

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

increase in the average outstanding loan balance, which increased by $3.7 million during the year. Mortgage loan yields and outstanding balances increased during 1996 due primarily to a refocused emphasis on commercial real estate and multi-family loans. The Bank aggressively focused on this market segment during fiscal 1996 while continuing to maintain its strict loan underwriting, documentation, credit analysis and loan review standards. Such loans typically earn higher yields than single-family residential mortgages and their addition helped to contribute to an asset/liability mix which improved the Corporation's overall interest rate risk position.

The increase in income from consumer and other loans was due to both an increase in the yield realized on these types of loans, which increased to 8.54% for 1996 from 8.33% for 1995, and to an increase in the average outstanding loan balance, which increased by $6.9 million during the year. The increase in consumer loan yields reflects a shift in the portfolio mix away from lower yielding loans on deposits and toward higher yielding automobile and home equity loans.

Interest income from securities decreased by $679,000 during 1996 as a result of decreases in the average balance of funds invested, offset by an increase in the yields earned on the overall securities portfolio. The average balance of securities decreased by $24.6 million to $61.4 million for 1996 from $86.0 million during 1995 and reflects a portfolio restructuring and planned downsizing which provided the Corporation with a source of funding for the new loan growth described above. The yield earned on securities increased to 6.66% for 1996 from 5.54% for 1995. This significant increase was achieved through the previously described portfolio restructuring which de-emphasized short term adjustable rate securities in favor of longer term fixed rate investment vehicles.

The $1.6 million or 6.8% increase in interest income for 1995, as compared to 1994, was attributable to increases in income recorded on loans, securities and other interest-earning assets, offset by a decrease in income from interest-earning deposits. Interest income from loans receivable increased by $653,000 during 1995 due to an increase of $745,000 in income from consumer and other loans offset by a decrease of $92,000 in income recorded on first mortgage loans. The increase in income from loans was due primarily to an increase in average outstanding loan balances, which increased by $6.3 million during the year.

Interest income from securities increased by $1.5 million during 1995, as compared to 1994 as a result of increases in both the average balance of funds invested and the yield earned on the securities portfolio. The average balance of securities increased by $12.1 million during 1995 from $73.9 million at June 30, 1994 to $86.0 million at June 30, 1995. The yield on the securities portfolio also increased to 5.54% during 1995 from 4.42% for 1994 despite the general decline in interest rates during the second half of fiscal year due to the upward repricing of several new issue adjustable rate mortgage-backed securities for which the underlying mortgages were originated at (teaser) rates below their contractual spread over the appropriate indices and were not yet fully indexed.

INTEREST EXPENSE. Interest expense was $12.1 million for 1996 as compared to $11.4 million for 1995 and $11.3 million for 1994. The $658,000 or 5.8%
increase in interest expense for 1996, as compared to 1995, was attributable to increases of $698,000 in deposit costs offset by a $40,000 decrease in the cost of other borrowed funds.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

The Corporation's cost of deposits increased for 1996, as compared to 1995, due to an increase in the interest paid on certificates of deposit, offset by a decrease in interest paid on passbook and savings accounts. Interest expense on certificates of deposit increased by $950,000 due primarily to an increase in the average interest rate paid, which increased to 5.43% during 1996 from 4.89% for 1995. This increase occurred due to a significant amount of longer term certificates of deposit maturing during the year that were originally issued at rates below the 1996 levels for similar term products.

Interest paid on passbook and other similar accounts decreased by $176,000 during 1996, as compared to 1995, due primarily to a reduction in the average balance of such accounts, which declined by $7.0 million to $52.3 million for 1996 from $59.3 million for 1995. Interest paid on checking and money market accounts decreased by $76,000 during 1996, as compared to 1995, due primarily to a reduction in the average balance of such accounts, which declined by $2.8 million to $55.3 million for 1996 from $58.1 million for 1995.

Interest expense on borrowed funds, which includes interest paid on FHLB advances, the Corporation's ESOP debt expense and other miscellaneous interest expenses, decreased by $40,000 during 1996, as compared to 1995, due primarily to lower rates paid on FHLB advances utilized during the year.

The $147,000 or 1.3% increase in interest expense for 1995, as compared to 1994, was attributable to increases of $100,000 in deposit costs and a $47,000 increase in the cost of other borrowed funds and other interest expense.

The Corporation's cost of deposits increased for 1995, as compared to 1994, due to an increase in the interest paid on certificates of deposit, offset by a decrease in interest paid on passbook and savings accounts. Interest expense on certificates of deposit increased by $185,000 due primarily to an increase in the average interest rate paid, which increased to 4.89% during 1995 from 4.71% for 1994. This increase in cost was partially offset by a reduction in the average balance of certificates of deposits outstanding during the year, which declined to $175.6 million for 1995 from $178.4 million for 1994. Interest paid on passbook and other similar accounts decreased during 1995, as compared to 1994, due primarily to a reduction in the average balance of such accounts, which declined by $3.5 million to $59.3 million for 1995 from $62.8 million for 1994. Interest expense on borrowed funds, increased during 1995, as compared to 1994, due to an increase in the average amount of FHLB advances utilized during the year and to a non-recurring interest expense charge related to the settlement of prior years' tax return audits conducted by the Internal Revenue Service.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $600,000 for 1996 as compared to $6.0 million for 1995 and $780,000 for 1994. The Corporation records provisions for loan losses to bring the total allowance for loan losses to a level deemed adequate to cover potential losses in the loan portfolio. In determining the appropriate level of allowance for loan losses, management considers historical loss experience, the present and prospective financial condition of borrowers, current and prospective economic conditions (particularly as they relate to markets where the Corporation originates loans), the status of non-performing assets, the estimated underlying value of the collateral and other factors related to the collectability of the loan portfolio.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

The $5.4 million or 90.0% decrease in provision for loan losses for 1996, as compared to 1995, reflects the improvement in asset quality realized during 1996 and the adequacy of the allowance for loan losses during the respective years.

The $5.2 million increase in provision for loan losses for 1995, as compared to 1994, was primarily attributable to an extensive review of the loan portfolios conducted by the Corporation's new management, to cover potential losses that existed in the loan portfolio as of June 30, 1995.

OTHER OPERATING INCOME. Other operating income was $1.5 million for 1996 as compared to $1.3 million for 1995 and $915,000 for 1994. The $203,000 or 16.0%
increase in total other income for 1996, as compared to 1995, was comprised of a $283,000 increase in loan origination fees and deposit service charges due primarily to increased mortgage loan originations and an increase in the volume of transactions in commercial deposit accounts and a $179,000 gain realized upon the sale of securities, partially offset by a $196,000 decrease in income realized from the operation of REO properties and a $63,000 decrease in other operating income.

The $354,000 or 38.7% increase in total other income for 1995, as compared to 1994, was comprised of increases in loan origination fees and deposit service charges due primarily to increased volumes of loan originations and transactions processed through customers deposit accounts, an increase in the amount of gains on REO sales and the recognition of the cash surrender value of an officer's life insurance policy.

OTHER OPERATING EXPENSES. Total other operating expenses decreased by $1.3 million or 11.8% to $9.4 million in 1996 from $10.6 million in 1995 and increased by $2.4 million or 29.1% in 1995 from $8.2 million in 1994.

Compensation and employee benefits were $4.5 million for 1996 as compared to $4.4 million for 1995 and $4.2 million for 1994. The $59,000 or 1.3% increase for 1996, as compared to 1995, was due primarily to normal inflationary factors, partially offset by a decrease in a non-recurring expense related to deferred compensation agreements with a former officer recorded in 1995. The $279,000 or 6.7% increase for 1995, as compared to 1994, was also due to the non-recurring deferred compensation expense recorded in 1995 and to small increases in staffing levels and normal inflationary factors, particularly in the area of employee benefits.

Occupancy and equipment expenses were $1.3 million for 1996 as compared to $1.7 million for 1995 and $1.3 million for 1994. The $387,000 or 22.6% decrease for 1996, as compared to 1995, resulted primarily from the write-off of obsolete data processing equipment and related intangible assets during 1995. Occupancy and equipment expenses for 1995, as compared to 1994, were substantially at the same levels, excluding this write-off of assets.

Federal deposit insurance premiums were $654,000 for 1996 as compared to $681,000 for 1995 and $688,000 for 1994. The FDIC insurance assessment rate in effect for the Corporation was the same for each of these periods. The variances in the deposit insurance expense are due to differences in the deposit base on which the assessment was calculated.

Data processing expenses were $391,000 for 1996 as compared to $481,000 for 1995 and $358,000 for 1994. During 1996, data processing costs decreased by $90,000 or 18.7%, as

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

compared to 1995, due primarily to costs associated with a data processing systems reorganization project undertaken during the fourth quarter of 1995.
The $123,000 or 34.4% increase for 1995, as compared to 1994, was also primarily attributable to the reorganization costs incurred in 1995.

Professional fees were $576,000 for 1996 as compared to $1.6 million for 1995 and $507,000 for 1994. The $1.0 million or 64.5% decrease for 1996 as compared to 1995 and the $1.1 million increase for 1995 as compared to 1994 were attributable to the following non-recurring expenses incurred during 1995: a $620,000 charge to operations for legal fees and other costs associated with the settlement of the previously disclosed U.S. Equal Employment Opportunity Commission charges and related civil complaint filed against the Corporation by five employees; a one-time $438,000 increase in consulting services relating to the Corporation's management succession and fees incurred in connection with human resources and revenue enhancement projects; and a $56,000 increase in miscellaneous other professional fees.

Other expenses were $1.9 million for 1996 as compared to $1.7 million for 1995 and $1.2 million for 1994. The $236,000 or 13.9% increase for 1996, as compared to 1995 was due to increases in miscellaneous insurance and loan processing costs and a non-recurring write-off of certain fixed assets. Partially offsetting these increases were decreases in advertising, printing and supplies expenses. The $505,000 or 42.2% increase for 1995, as compared to 1994, was due to increases in regulatory filing and exam assessments, an increase in office supplies and printing costs and increases in loan processing costs. Partially offsetting these increases was a reduction in advertising expenses during 1995 as compared to 1994.

INCOME TAXES. For the year ended June 30, 1996 the Corporation recorded a provision for income taxes of $2.3 million as compared to a benefit from income taxes of $765,000 for 1995 and a provision for income taxes of $1.5 million for 1994. These provisions for/benefits from income taxes reflect the Corporation's effective tax rates of 38.7% for 1996, 38.6% for 1995 and 38.3% for 1994.

The $3.0 million increase in provision for/benefit from income taxes for 1996, as compared to 1995, was due primarily to the $7.9 million increase in pre-tax income during the year. The $2.2 million or 152.2% decrease for 1995 as compared to 1994 was attributable to $5.8 million in lower pre-tax income.

Effective July 1, 1993, the Corporation adopted FASB Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which required, among other things, a change from the deferred method to the asset and liability method of accounting for income taxes. The cumulative effect of this change in accounting principle was to increase net income for 1994 by $1.7 million.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of the Corporation and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Corporation's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING AND REGULATORY MATTERS

In October 1995, the FASB released SFAS No. 123, "Accounting for Stock-Based Compensation." Effective for fiscal years beginning after December 15, 1995, SFAS No. 123 outlines preferable accounting treatment and reporting guidelines for employee stock compensation plans. The Corporation is currently analyzing the impact of the adoption of the standard on the consolidated financial statements; however, the adoption and concurrent application is not expected to have a material impact.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities and distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under SFAS No. 125, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. This financial-components approach focuses on the assets and liabilities that exist after the transfer. SFAS No. 125 also extends the AFS or trading approach in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to non-security financial assets that can contractually be prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. Thus, non-security financial assets that are subject to prepayment risk that could prevent recovery of substantially all of the recorded amount are to be reported at fair value with the change in fair value accounted for, depending on the asset's classification, as AFS or trading. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Also, the extension of SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 is effective for financial assets held on or acquired after January 1, 1997. The adoption and application of SFAS No. 125 is not expected to be material to the consolidated financial statements of the Corporation.

The deposits of the Bank are currently insured by the SAIF of the FDIC. Both the SAIF and the Bank Insurance Fund (BIF), the federal deposit insurance fund that covers commercial bank deposits, are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF has achieved a fully funded status in contrast to the SAIF and, therefore the FDIC recently reduced the average deposit insurance premium paid by BIF-insured commercial banks to a level substantially below the average premium paid by SAIF-insured institutions. In late 1995, the FDIC approved a final rule regarding deposit insurance premiums which, effective with the semiannual premium assessment on January 1, 1996, reduced deposit insurance premiums for BIF member institutions to zero (subject to an annual minimum of $2,000) for

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS, (CONTINUED)

- --------------------------------------------------------------------------------

institutions in the lowest risk category. Deposit insurance premiums for SAIF members were maintained at their existing levels (23 basis points for institutions like the Bank which are in the lowest risk category). Accordingly, in the absence of further legislative action, until the SAIF attains a reserve ratio of 1.25% on insured deposits, SAIF members such as the Bank will be competitively disadvantaged as compared to commercial banks due to this premium differential. It is anticipated that, under present conditions, it will be at least several years before the SAIF reaches a reserve ratio of 1.25% of insured deposits.

The U.S. House of Representatives and Senate had actively considered legislation which would have eliminated the premium differential between SAIF-insured and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The proposed legislation would have provided that all SAIF member institutions pay a special one-time assessment to recapitalize the SAIF, which in the aggregate would have been sufficient to bring the reserve ratio in the SAIF to 1.25% of insured deposits. Based on the current level of reserves maintained by the SAIF it was anticipated that the amount of the special assessment required to recapitalize the SAIF would have been approximately 80 to 85 basis points of the SAIF-assessable deposits. It was anticipated that after the recapitalization of the SAIF, premiums paid by SAIF-insured institutions would be reduced to match those currently being assessed BIF-insured commercial banks. The legislation also provided for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter. No assurance can be given as to the final form of such legislation or even whether any legislation will be enacted.

- -------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

- -------------------------------------------------------------------------------


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND:

We have audited the accompanying consolidated statements of financial condition of First Financial Corporation of Western Maryland and subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Financial Corporation of Western Maryland and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," and the provisions of SFAS No. 122, "Accounting for Mortgage Servicing Rights," during 1996. The Corporation adopted the provisions of SFAS No. 109, "Accounting for Income Taxes," in 1994.




Pittsburgh, Pennsylvania
August 1, 1996

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 1996 AND 1995
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- --------------------------------------------------------------------------------

                                                                          1996           1995
                                                                        --------       --------
ASSETS
Cash on hand and in banks                                               $  2,953       $  2,222
Interest-earning deposits                                                  5,623          3,126
Securities available for sale;  cost of $50 and $11,240                       75         11,326
Securities held to maturity;  market value of $51,374 and $69,803         51,476         69,837
Loans receivable, net                                                    243,113        223,066
Accrued interest receivable                                                2,076          2,228
Federal Home Loan Bank (FHLB) stock                                        2,097          2,097
Real estate acquired through foreclosure, net                                655            604
Premises and equipment, net                                               10,921         11,146
Prepaid expenses and other assets                                            673            587
Deferred income taxes                                                      2,332          3,136
                                                                        --------       --------

      TOTAL ASSETS                                                      $321,994       $329,375
                                                                        --------       --------
                                                                        --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits                                                              $274,756       $283,360
  Advance payments by borrowers for taxes and insurance                    1,704            871
  FHLB advances                                                                -          3,000
  Employee Stock Ownership Plan (ESOP) debt                                  483            580
  Accrued expenses and other liabilities                                   3,344          3,094
                                                                        --------       --------

    TOTAL LIABILITIES                                                    280,287        290,905
                                                                        --------       --------

STOCKHOLDERS' EQUITY:
  Serial preferred stock, $1 par value, 2,000,000 shares
    authorized;  none issued                                                   -              -
  Common stock, $1 par value, 5,000,000 shares authorized;
    issued and outstanding 2,188,184 and 2,130,212                         2,188          2,130
  Additional paid-in capital                                              11,559         10,769
  Treasury stock, at cost;  11,445 shares at June 30, 1996                  (233)             -
  Unearned ESOP shares                                                      (424)          (527)
  Retained earnings, substantially restricted                             28,602         26,045
  Unrealized gains on securities available for sale, net                      15             53
                                                                        --------       --------

    TOTAL STOCKHOLDERS' EQUITY                                            41,707         38,470
                                                                        --------       --------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $321,994       $329,375
                                                                        --------       --------
                                                                        --------       --------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
- ------------------------------------------------------------------------------

                                                                     1996           1995            1994
                                                                  ---------      ---------      ---------
INTEREST INCOME:
  Loans receivable                                                $  21,434      $  19,533      $  18,880
  Securities                                                          4,092          4,771          3,266
  Interest-earning deposits                                             795            354            975
  Other                                                                 159            151            107
                                                                  ---------      ---------      ---------
      TOTAL INTEREST INCOME                                          26,480         24,809         23,228
                                                                  ---------      ---------      ---------
INTEREST EXPENSE:
  Deposits                                                           12,025         11,327         11,227
  Borrowed funds                                                         77            117             70
                                                                  ---------      ---------      ---------
      TOTAL INTEREST EXPENSE                                         12,102         11,444         11,297
                                                                  ---------      ---------      ---------
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES                 14,378         13,365         11,931
  Provision for loan losses                                             600          5,985            780
                                                                  ---------      ---------      ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  13,778          7,380         11,151
                                                                  ---------      ---------      ---------
OTHER OPERATING INCOME:
  Loan fees and service charges                                         958            675            630
  Net gain on sale of securities                                        179              -              6
  Income on real estate activities                                      115            311            120
  Other                                                                 220            283            159
                                                                  ---------      ---------      ---------
      TOTAL OTHER OPERATING INCOME                                    1,472          1,269            915
                                                                  ---------      ---------      ---------
OTHER OPERATING EXPENSES:
  Compensation and employee benefits                                  4,496          4,437          4,158
  Occupancy and equipment                                             1,325          1,712          1,330
  Federal deposit insurance                                             654            681            688
  Data processing                                                       391            481            358
  Professional fees and related costs                                   576          1,621            507
  Other                                                               1,937          1,701          1,196
                                                                  ---------      ---------      ---------
      TOTAL OTHER OPERATING EXPENSES                                  9,379         10,633          8,237
                                                                  ---------      ---------      ---------
NET INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                                         5,871         (1,984)         3,829
  Provision for (benefit from) income taxes                           2,271           (765)         1,465
                                                                  ---------      ---------      ---------
NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE       3,600         (1,219)         2,364
  Cumulative effect of change in accounting for income taxes              -              -          1,695
                                                                  ---------      ---------      ---------
      NET INCOME (LOSS)                                            $  3,600      $  (1,219)      $  4,059
                                                                  ---------      ---------      ---------
                                                                  ---------      ---------      ---------
NET INCOME (LOSS) PER SHARE:
  Income (loss) before cumulative effect of accounting change       $  1.65       $  (0.56)       $  1.09
  Cumulative effect of change in accounting for income taxes              -              -           0.78
                                                                  ---------      ---------      ---------
      NET INCOME (LOSS) PER SHARE                                   $  1.65       $  (0.56)       $  1.87
                                                                  ---------      ---------      ---------
                                                                  ---------      ---------      ---------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- -------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
(DOLLAR AMOUNTS IN THOUSANDS)
- -------------------------------------------------------------------------------


                                                                Additional
                                              Common             paid-in           Treasury      Unearned
                                               stock             capital            stock        ESOP shares
                                             ----------         ---------         ----------    ------------
BALANCE AT JUNE 30, 1993                       $  1,392          $  11,227          $     -      $    (753)

Net income for 1994

Dividends paid

Exercise of stock awards, net                        14                101

Release of ESOP shares                                                                                 117

Net change in unrealized
     gains (losses) on
     securities available
     for sale, net

3-for-2 stock split                                 700               (700)
                                             ----------           --------          -------       --------
BALANCE AT JUNE 30, 1994                          2,106             10,628                -           (636)

Net loss for 1995

Dividends paid
Exercise of stock awards, net                        24                141

Release of ESOP shares                                                                                 109

Net change in unrealized
     gains (losses) on
     securities available
     for sale, net
                                             ----------           --------          -------       --------
BALANCE AT JUNE 30, 1995                          2,130             10,769                -           (527)

Net income for 1996

Dividends paid

Exercise of stock awards, net                        58                790

Release of ESOP shares                                                                                 103

Acquisition of treasury stock                                                      (233)

Net change in unrealized
     gains (losses) on
     securities available
     for sale, net
                                           -----------          ---------         ----------      ---------
BALANCE AT JUNE 30, 1996                       $  2,188          $  11,559          $  (233)       $  (424)
                                            -----------          ---------         ----------      --------
                                            -----------          ---------          ---------     ---------
                                                               Unrealized
                                                             gains (losses)
                                                              on securities         Total
                                               Retained        available         stockholders'
                                              earnings        for sale,net          equity
                                              ----------     -------------      ------------
BALANCE AT JUNE 30, 1993                      $  24,947             $  659       $     37,472

Net income for 1994                               4,059                                 4,059

Dividends paid                                     (769)                                 (769)

Exercise of stock awards, net                                                             115

Release of ESOP shares                                                                    117

Net change in unrealized
     gains (losses) on
     securities available
     for sale, net                                                    (727)              (727)

3-for-2 stock split                                                                         -
                                            -----------          ---------         ----------
BALANCE AT JUNE 30, 1994                         28,237                (68)            40,267

Net loss for 1995                                (1,219)                               (1,219)

Dividends paid                                     (973)                                 (973)
Exercise of stock awards, net                                                             165

Release of ESOP shares                                                                    109

Net change in unrealized
     gains (losses) on
     securities available
     for sale, net                                                     121                121
                                            -----------          ---------         ----------
BALANCE AT JUNE 30, 1995                         26,045                 53             38,470

Net income for 1996                               3,600                                 3,600

Dividends paid                                   (1,043)                               (1,043)

Exercise of stock awards, net                                                             848

Release of ESOP shares                                                                    103

Acquisition of treasury stock                                                            (233)

Net change in unrealized
     gains (losses) on
     securities available
     for sale, net                                                     (38)               (38)
                                            -----------          ---------         ----------
BALANCE AT JUNE 30, 1996                      $  28,602              $  15          $  41,707
                                            -----------          ---------         ----------
                                            -----------          ---------         ----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
(DOLLAR AMOUNTS IN THOUSANDS)
- --------------------------------------------------------------------------------

                                                                           1996           1995           1994
                                                                         --------       --------       --------
OPERATING ACTIVITIES:
  Net income (loss)                                                     $  3,600       $ (1,219)      $  4,059
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO
    NET CASH PROVIDED BY OPERATING ACTIVITIES:
      Loans originated for sale                                          (16,310)        (3,689)        (7,671)
      Sales of loans originated for sale                                  16,642          5,031          5,614
      Net gain on sale of securities available for sale                     (179)             -             (6)
      Deferred loan fees and loan discounts                                 (392)          (959)           (92)
      Depreciation and amortization                                          942            676            901
      Non-cash compensation under stock-based benefit plans                  103            109            676
      Provision for loan losses                                              600          5,985            780
      Deferred income taxes                                                  709         (2,088)        (1,614)
      Other                                                                 (933)         1,166            486
                                                                        --------       --------       --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                              4,782          5,012          3,133
                                                                        --------       --------       --------

INVESTING ACTIVITIES:
  Loan originations and purchases                                        (82,136)       (60,415)       (89,031)
  Repayments on loans                                                     62,064         48,895         94,964
  Purchases of securities available for sale                                   -              -         (5,999)
  Maturities of securities available for sale                                  -            948              -
  Proceeds from sales of securities available for sale                    28,532              -          9,547
  Repayments of securities available for sale                              2,849          1,184          1,787
  Purchases of securities held to maturity                               (12,980)       (12,789)       (33,656)
  Maturities of securities held to maturity                                2,000          2,000              -
  Repayments of securities held to maturity                                9,057          7,543         20,666
  Proceeds from sale of real estate acquired through foreclosure           1,082          1,327          2,273
  Purchases of premises and equipment                                       (445)        (1,192)          (346)
                                                                        --------       --------       --------
    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                   10,023        (12,499)           205
                                                                        --------       --------       --------

FINANCING ACTIVITIES:
  Dividends paid                                                          (1,043)          (973)          (769)
  Net decrease in deposits                                                (7,771)       (17,819)          (344)
  Net change in FHLB advances and ESOP debt                               (3,097)         2,904            (97)
  Exercise of stock options                                                  567            165            115
  Payments to acquire treasury stock                                        (233)             -              -
                                                                        --------       --------       --------
    NET CASH USED IN FINANCING ACTIVITIES                                (11,577)       (15,723)        (1,095)
                                                                        --------       --------       --------

Increase (decrease) in cash equivalents                                    3,228        (23,210)         2,243
Cash equivalents at beginning of period                                    5,348         28,558         26,315
                                                                        --------       --------       --------
Cash equivalents at end of period                                       $  8,576       $  5,348      $  28,558
                                                                        --------       --------       --------
                                                                        --------       --------       --------
SUPPLEMENTAL INFORMATION:
  Interest paid                                                        $  12,129      $  11,426      $  11,320
  Income taxes paid                                                          855          1,055          1,180
  NON-CASH TRANSACTIONS:
    Transfers from loans receivable to real estate acquired
      through foreclosure                                                  1,078            431            535
    Loan to facilitate the sale of real estate acquired
      through foreclosure                                                      -              -            770


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
- --------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of First Financial Corporation of Western Maryland (the Corporation), the Corporation's wholly-owned subsidiary bank, First Federal Savings Bank of Western Maryland (the Bank), and the Bank's subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

     CASH EQUIVALENTS

     Cash equivalents include cash on hand and in banks as well as interest-earning deposits.

     SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

     Securities include investments primarily in bonds and notes and are classified as either available for sale or held to maturity at the time of purchase based on management's intent. Such intent includes consideration of the interest rate environment, prepayment risk, credit risk, maturity and repricing characteristics, liquidity considerations, investment and asset/liability management policies and other pertinent factors. The appropriateness of the classification is reassessed at each reporting date.

     Securities for which the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at cost, adjusted for premiums and discounts.

     Available for sale securities consist of securities that are not classified as held to maturity. Unrealized holding gains and losses, net of applicable income taxes, on available for sale securities are reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of securities are determined using the specific identification method and are included in operations in the period sold.

     Declines in the fair value of securities below their cost that are other than temporary result in the security being written down to fair value on an individual basis. Any related write-downs are included in operations as realized losses. Yields and carrying values for certain mortgage-backed securities are subject to normal interest rate and prepayment risks.

     Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

     LOANS RECEIVABLE

     Loans receivable for which management has the intent and the Corporation has the ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs and net of any deferred fees or costs on loans originated, or unamortized premiums or discounts on loans purchased and the allowance for loan losses.

     Interest income on loans is accrued and credited to operations as earned. Interest income is not accrued for loans delinquent 90 days or greater.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

     LOANS RECEIVABLE, (CONTINUED)

     Discounts and premiums on purchased loans are recognized in interest income using the interest method over the remaining period to contractual maturity, adjusted for prepayments. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan over the loan's period to maturity.

     Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate.

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is increased by charges to operations through the provision for loan losses and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions and other factors as deemed appropriate.

     The allowance for loan losses is subjective and may be adjusted in the future depending on economic conditions and other factors. The regulatory examiners may require the Corporation to recognize adjustments to the allowance based upon their judgements about information available to them at the time of their examinations.

     The Corporation adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," effective July 1, 1995. Under SFAS No. 114, the allowance for loan losses related to "impaired loans" is based on discounted cash flows using the impaired loan's initial effective interest rate at the discount rate, or the fair value of the collateral for collateral dependent loans. A loan is impaired when it meets the criteria to be placed on non-accrual, is delinquent due to maturity, is a renegotiated loan or management determines that a deficiency exists in the collateral value of a collateral dependent loan. Loans which are evaluated for impairment pursuant to SFAS No. 114 are assessed on a loan-by-loan basis, and include only those loans that meet the definition of impairment.
     Large groups of smaller balance homogeneous loans, such as credit cards, loans secured by first and second liens on residential properties and other consumer loans are evaluated collectively for impairment.

     Loans are charged off when there has been permanent impairment of the related carrying values.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

     LOAN SERVICING

     The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market interest rates.

     In May 1995 the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." The Corporation adopted this standard effective July 1, 1995. The adoption of SFAS No. 122 resulted in the Corporation realizing $208,000 in servicing rights assets, net of amortization, on $16.6 million of loans sold, for which the servicing rights were retained during 1996.

     REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     Real estate properties acquired through foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value less estimated costs to sell. Revenue and expenses from operations of the properties, gains and losses on sales and additions to the valuation allowance are included in operations as income or loss on real estate activities.

     PREMISES AND EQUIPMENT

     Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are twenty-five to fifty years for buildings and three to ten years for furniture and equipment. Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease.

     INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for/benefit from income taxes.

     In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes," which requires, among other things, a change from the deferred method to the asset and liability method of accounting for deferred taxes. The Corporation adopted SFAS No. 109 effective July 1, 1993. The cumulative effect of this change in accounting for income taxes was a benefit to operations of $1.7 million during 1994.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

     OPERATING RESULTS PER COMMON SHARE

     Net income or loss per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the period. Outstanding shares include common stock equivalents, which consist of certain outstanding stock options, and shares owned by the Corporation's Employee Stock Ownership Plan (ESOP). The average number of shares outstanding for 1996, 1995 and 1994 were 2,180,000, 2,175,000 and
     2,169,000, respectively. The Corporation has not separately reported fully diluted earnings per share as it is not materially different than primary earnings per share.

     RECLASSIFICATIONS AND USE OF ESTIMATES

     Certain amounts previously reported for 1995 and 1994 have been reclassified to conform with the consolidated financial statement presentation for 1996.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2.   SECURITIES

     The following table summarizes the Corporation's securities as of June 30:

     ----------------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                                  Gross          Gross
                                                                 Amortized        unrealized      unrealized           Fair
                                                                    cost             gains          losses            value
     ----------------------------------------------------------------------------------------------------------------------------
     AVAILABLE FOR SALE
     ------------------
        1996:
            Equity security                                     $         50      $         25      $       -     $            75
                                                                ------------      ------------      ---------     ---------------
                                                                $         50      $         25      $       -     $            75
                                                                ------------      ------------      ---------     ---------------
                                                                ------------      ------------      ---------     ---------------
        1995:
            U.S. government and agency securities               $     11,240      $        159      $      73     $        11,326
                                                                ------------      ------------      ---------     ---------------
                                                                $     11,240      $        159      $      73     $        11,326
                                                                ------------      ------------      ---------     ---------------
                                                                ------------      ------------      ---------     ---------------
     HELD TO MATURITY
     ----------------
        1996:
            U.S. government and agency securities               $     51,476      $        204      $     306     $        51,374
                                                                ------------      ------------      ---------     ---------------
                                                                $     51,476      $        204      $     306     $        51,374
                                                                ------------      ------------      ---------     ---------------
                                                                ------------      ------------      ---------     ---------------
        1995:
            U.S. government and agency securities               $     69,787      $        483      $     518     $        69,752
            State and municipal securities                                50                 1              -                  51
                                                                ------------      ------------      ---------     ---------------
                                                                $     69,837      $        484      $     518     $        69,803
                                                                ------------      ------------      ---------     ---------------
                                                                ------------      ------------      ---------     ---------------
     ----------------------------------------------------------------------------------------------------------------------------


     During the years ended June 30, 1996 and 1994, the Corporation sold securities for proceeds of $28.5 million and $9.5 million, respectively. The net gains associated with the sales of these securities in 1996 and 1994 were $179,000 and $6,000, respectively.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


2.   SECURITIES, (CONTINUED)

     The scheduled maturities of securities available for sale and held to maturity at June 30, 1996, were as follows:


     --------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                  Available for sale           Held to maturity
                                                  -------------------------     -----------------------
                                                   Amortized       Fair         Amortized       Fair
                                                    cost           value          cost          value
     ---------------------------------------------------------------------------------------------------
     Due in one year or less                      $       50     $      75       $   2,001     $  2,002
     Due from one year to five years                       -             -           6,330        6,315
     Due from five to ten years                            -             -           1,958        1,955
     Due after ten years                                   -             -          41,187       41,102
                                                  ----------     ---------       ---------     --------
                                                  $       50     $      75       $  51,476     $ 51,374
                                                  ----------     ---------       ---------     --------
                                                  ----------     ---------       ---------     --------
     --------------------------------------------------------------------------------------------------

     At June 30, 1996 and 1995, the Corporation had pledged securities with a carrying amount of $7.7 million and $6.2 million, respectively, to secure certain public deposits and for other purposes required by law.

3.   LOANS RECEIVABLE

     Loans receivable are summarized as follows at June 30:


     -------------------------------------------------------------------------------
       (IN THOUSANDS)                                     1996              1995
     -------------------------------------------------------------------------------
      Mortgage loans:
       Residential - single family                   $   126,779        $   138,217
       Residential - multi family                         29,071              6,257
       Commercial real estate                             55,104             51,604
                                                     -----------        -----------
                                                         210,954            196,078
      Other loans:
       Automobile                                         29,410             30,471
       Other consumer                                     11,177              6,499
       Commercial business                                 3,263              3,869
                                                     -----------        -----------
                                                         254,804            236,917
      Less:
       Allowance for loan losses                           7,795              8,590
       Deferred loan fees and net  discounts               1,360              1,752
       Loans in process                                    2,536              3,509
                                                     -----------        -----------
                                                     $   243,113        $   223,066
                                                     -----------        -----------
                                                     -----------        -----------
     ------------------------------------------------------------------------------


     Following is a summary of non-performing loans at June 30:


     ------------------------------------------------------------------------------
       (IN THOUSANDS)                                     1996              1995
     ------------------------------------------------------------------------------

      Non-accrual loans                              $     3,346        $     2,776
      Loans delinquent due to maturity                     2,007              3,849
      Troubled debt restructurings                           412                419
                                                     -----------        -----------
                                                     $     5,765        $     7,044
                                                     -----------        -----------
                                                     -----------        -----------
     ------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


3.   LOANS RECEIVABLE, (CONTINUED)

     For non-performing loans, the interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended June 30 are summarized below:


     ----------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                         1996            1995              1994
     ----------------------------------------------------------------------------------------------------------------
     Interest income that would have  been recorded                        $   650        $     410          $    195
     Interest income recognized                                                 67               43                46
                                                                           -------        ---------          --------
     Interest income foregone                                             $    583        $     367           $   149
                                                                          --------        ---------          --------
                                                                          --------        ---------          --------
     ----------------------------------------------------------------------------------------------------------------


     Following is a summary of the changes in the allowance for loan losses:


     ----------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                        Residential      Commercial       Commercial
                                            mortgage         mortgage         business       Consumer       Totals
     --------------------------------------------------------------------------------------------------------------
     Balance, June 30, 1993              $       298      $     3,205     $       146    $      192      $    3,841
       Provision for losses                       27              261              12           480             780
       Charge-offs                                (6)              (1)              -           (63)            (70)
       Recoveries                                  -                -               -            10              10
                                            --------       -----------    -----------    ----------      ----------
     Balance, June 30, 1994                      319            3,465             158           619           4,561
       Provision for losses                      776            4,648              11           550           5,985
       Charge-offs                              (339)          (1,611)              -           (65)         (2,015)
       Recoveries                                 36                -               -            23              59
                                            --------       -----------    -----------     ----------      ----------
     Balance, June 30, 1995                      792            6,502             169         1,127           8,590
       Provision for losses                       60              360              60           120             600
       Charge-offs                               (67)          (1,443)            (19)          (42)         (1,571)
       Recoveries                                153                7               -            16             176
                                            --------       -----------    -----------     ----------      ----------
     Balance, June 30, 1996               $      938       $    5,426     $       210    $    1,221      $    7,795
                                            --------       -----------    -----------     ----------      ----------
                                            --------       -----------    -----------     ----------      ----------
     ---------------------------------------------------------------------------------------------------------------


     The Corporation conducts its business through ten offices in Allegany, Garrett and Washington Counties located in Western Maryland and primarily lends in this geographical area. Management does not believe it has significant concentrations of credit risk to any one group of borrowers given its underwriting and collateral requirements.

     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include mortgage loan commitments, undisbursed lines of credit and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


3.   LOANS RECEIVABLE, (CONTINUED)

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract or notional amount of the financial instrument. The Corporation uses the same credit policies in making commitments for off-balance sheet financial instruments as it does for on-balance sheet financial instruments. Financial instruments with off-balance sheet risk are as follows at June 30:

     --------------------------------------------------------------------------
     (IN THOUSANDS)                                        Contract amount
                                                        1996              1995
     --------------------------------------------------------------------------

     Mortgage loan commitments                       $  9,870         $   3,194
     Undisbursed lines of credit
     (including home equity lines and credit cards)     5,120             5,711
     Secured standby letters of credit                     16                52
     Unsecured standby letters of credit                    8                33
                                                    ---------         ---------
                                                    $  15,014         $   8,990
                                                    ---------         ---------
                                                    ---------         ---------
    ---------------------------------------------------------------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but generally may include cash, marketable securities and property.

     Outstanding mortgage loan commitments in the amount of $1.3 million and $2.7 million at June 30, 1996, were for fixed and adjustable rate loans, respectively, at interest rates ranging from 6.90% to 9.25% and 5.75% to 8.50%, respectively.

     At June 30, 1996, the recorded investment in loans that was considered to be impaired under SFAS No. 114 was $8.8 million, against which $3.6 million of the allowance for loan losses was allocated. During the year ended June 30, 1996, impaired loans averaged approximately $9.3 million, and the Corporation recognized interest income of approximately $583,000 on impaired loans.

4.   LOAN SERVICING

     The Corporation was servicing loans with unpaid principal balances of $53.0 million and $29.5 million at June 30, 1996 and 1995, respectively, for third party investors which are not reflected in the consolidated statements of financial condition. Such servicing operations result in the generation of annual fee income of between 0.250% and 0.375% of the unpaid principal balances of such loans.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


4.   LOAN SERVICING, (CONTINUED)

     Advance payments by borrowers for taxes and insurance includes $677,000 and $507,000 at June 30, 1996 and 1995, respectively, held in custodial accounts in connection with the foregoing loans.

     Mortgage servicing rights of $273,000 were capitalized during the year ended June 30, 1996. At June 30, 1996 the fair value of mortgage servicing rights was $258,000.

5.   INVESTMENT REQUIRED BY LAW

     The Bank is a member of the Federal Home Loan Bank (FHLB) System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Atlanta, at cost, in an amount not less than 1.0% of the unpaid principal balances of residential mortgage loans, 0.3% of total assets or 5.0% of outstanding advances, if any, due to the FHLB, whichever is greater, as calculated at June 30 of each year. Purchases and sales of stock are made directly with the FHLB at par value.

6.   PREMISES AND EQUIPMENT

     Premises and equipment at June 30 are summarized by major classification as follows:

     --------------------------------------------------------------------------
     (IN THOUSANDS)                                   1996               1995
     ------------------------------------------------------------------------
     Land                                          $      1,131       $  1,131

     Buildings and improvements                          10,749         10,724

     Leasehold improvements                                 576            576

     Furniture, fixtures and equipment                    3,896          3,524
                                                     ----------       --------
                                                         16,352         15,955

     Less accumulated depreciation and amortization       5,431          4,809
                                                     ----------       ---------
                                                     $   10,921       $ 11,146
                                                     ----------       ---------
                                                     ----------       ---------

     ---------------------------------------------------------------------------

     The Bank is obligated under non-cancelable, long term operating leases for certain branch offices. These leases, each having renewal options, have approximate aggregate annual rentals of $43,000, $43,000, $26,000, $23,000, $23,000 and $10,000 for the years ended June 30, 1997, 1998, 1999, 2000,
     2001 and thereafter, respectively.

     Rent expense for the years ended June 30, 1996, 1995 and 1994 were $69,000, $78,000 and $78,000, respectively. Depreciation and leasehold improvement amortization expense included in occupancy and equipment expense was $616,000, $646,000 and $667,000 for the years ended June 30, 1996, 1995 and
     1994, respectively.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


7.   INCOME TAXES

     The provision for/(benefit from) income taxes for the years ended June 30 is comprised of the following:

     --------------------------------------------------------------------------
    (IN THOUSANDS)                              1996        1995         1994
    ---------------------------------------------------------------------------
    Current:
      Federal                                 $ 1,279     $ 1,088      $   623
      State                                       283         235          235
                                              --------   --------      -------
                                                1,562       1,323          858
    Deferred:
      Federal                                     581      (1,710)         500
      State                                       128        (378)         107
                                              --------   --------      -------
                                                  709      (2,088)         607
                                              --------   --------      -------
                                              $ 2,271    $   (765)     $ 1,465
                                              --------   --------      -------
                                              --------   --------      -------
     -------------------------------------------------------------------------

     In addition to income taxes applicable to income before taxes in the consolidated statements of operations, the following income tax benefits/(expenses) were recorded to stockholders' equity during the years ended June 30:

     -------------------------------------------------------------------------
     (IN THOUSANDS)                             1996        1995         1994
     ------------------------------------------------------------------------
     Net loss (gain) on securities
       available for sale                      $   23    $    (75)     $   457
     Compensation expense for tax purposes
       in excess of amounts recognized for
       financial statement purposes               175           -            -
     Expiration of stock appreciation rights     (118)          -            -
                                              -------    ---------     -------
                                              $    80    $    (75)     $   457
                                               ------    --------      -------
                                               ------    --------      -------
     --------------------------------------------------------------------------


     The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset at June 30 relate to the following:


     -------------------------------------------------------------------------
     (IN THOUSANDS)                             1996                     1995
     -------------------------------------------------------------------------
     Allowances for losses on loans and real
       estate acquired through foreclosure    $ 2,727                  $ 3,151
     Interest and fees on loans                   593                      775
     Stock-based benefit plans                     63                      286
     Depreciation and amortization               (819)                    (808)
     Stock dividends on FHLB stock               (329)                    (325)
     Other, net                                    97                       57
                                              -------                ---------
                                              $ 2,332                $   3,136
                                              -------                ---------
                                              -------                ----------
- ------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


7.   INCOME TAXES, (CONTINUED)

     The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets in accordance with SFAS No. 109 since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

     A reconciliation between the provision for (benefit from) income taxes and the amount computed by multiplying operating results before income taxes by the statutory Federal income tax rate of 34% for the years ended June 30 is as follows:



     ------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                1996          1995            1994
     ------------------------------------------------------------------------------------------------
     Tax at statutory rate                                      $ 1,996       $  (675)      $  1,302
     Increase (decrease) resulting from:
       State income taxes, net of Federal income tax benefit        271           (95)           173
       Non-taxable interest income                                 (22)            (1)           (27)
       Other, net                                                   26              6             17
                                                               -------        -------      ---------
                                                               $ 2,271        $  (765)      $  1,465
                                                               -------        -------      ---------
                                                               -------        -------      ---------
     ------------------------------------------------------------------------------------------------

     Under certain provisions of the Internal Revenue Code (the Code), qualified thrift institutions are permitted to deduct from taxable income a provision for bad debts based on either actual bad debt experience or a percentage of taxable income before such deduction. The deduction percentage, subject to certain minimum tax provisions and other limitations, is 8%. The provision for bad debts deducted from taxable income is based on the percentage method in 1996 and 1995.

     The Corporation and its subsidiaries file a consolidated federal income tax return on a June 30 fiscal year end basis. The Bank is permitted under the Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided prior to 1987. Retained earnings at June 30, 1996 include approximately $10.5 million representing such bad debt deductions for which no deferred income taxes have been provided.

     On August 20, 1996, President Clinton signed legislation which will eliminate the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires thrifts, like the Bank, to generally recapture the excess of its current tax reserves over its 1987 base year reserves. As the Bank has previously provided deferred taxes on this amount, no additional financial statement tax expense should result from this new legislation.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


8.   COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Corporation's management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.

9.   DEPOSITS

     Deposits at June 30 are summarized as follows:

     -------------------------------------------------------------------------------------------------------------------------
     (DOLLAR AMOUNTS IN THOUSANDS)                                   1996                                  1995
                                               ----------------------------------------   ------------------------------------
                                                Weighted                                     Weighted
               Type of accounts                  average rate        Amount        %       average rate    Amount         %
    --------------------------------------------------------------------------------------------------------------------------
     Time deposits                               5.29%             $  167,088     60.8%         5.31%    $  173,326      61.2%
     Passbook and other                          2.50%                 50,597     18.4%         2.50%        55,281      19.5%
     Checking and money market                   2.37%                 57,071     20.8%         2.28%        54,753      19.3%
                                                                   ----------   -------                  ----------    -------

                                                 4.17%             $  274,756    100.0%         4.18%    $  283,360     100.0%
                                                                   ----------   -------                  ----------    -------
                                                                   ----------   -------                  ----------    -------
     Time deposits mature as follows:

     Under 6 months                                                $   22,905     13.7%                  $   60,371      34.8%
     6 to 12 months                                                    41,573     24.9%                      44,887      25.9%
     12 to 24 months                                                   28,387     17.0%                      37,114      21.4%
     24 to 36 months                                                   18,860     11.3%                      14,305       8.3%
     36 to 48 months                                                   31,399     18.8%                       9,762       5.6%
     48 to 60 months                                                   15,728      9.4%                       3,197       1.9%
     Over 60 months                                                     8,236      4.9%                       3,690       2.1%
                                                                   ----------   -------                  ----------    -------
                                                                   $  167,088    100.0%                  $  173,326     100.0%
                                                                   ----------   -------                  ----------    -------
                                                                   ----------   -------                  ----------    -------

     --------------------------------------------------------------------------------------------------------------------------


     Interest expense on deposits is composed of the following for the years ended June 30:



      ----------------------------------------------------------------
     (IN THOUSANDS)                       1996         1995       1994
     -----------------------------------------------------------------
     Time deposits                     $ 9,544     $ 8,594    $ 8,410
     Passbook and other                  1,316       1,492      1,574
     Checking and money market           1,165       1,241      1,243
                                       -------     -------    -------
                                       $12,025     $11,327    $11,227
                                       -------     -------    -------
                                       -------     -------    -------
     ----------------------------------------------------------------

     At June 30, 1996 and 1995, the Corporation had outstanding $23.5 million and $24.2 million, respectively, in certificate accounts with a minimum denomination of $100,000.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


10.  FHLB ADVANCES

     The Bank has an ongoing agreement with the FHLB whereby the Bank may borrow funds through various credit facilities from the FHLB not to exceed 75% of the total residential mortgage loan portfolio. There are no commitment fees associated with the advance agreement and the FHLB may reduce or terminate amounts available to be borrowed at any time.

11.  EMPLOYEE BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN

     The Corporation has a tax qualified ESOP for the benefit of its employees. All employees who attain the age of 21 and complete one year of service are eligible to participate in the ESOP. Participants become 100% vested in their accounts in the ESOP after five years of service or, if earlier, upon death, disability or attainment of normal retirement age.

     At the time of formation, the ESOP borrowed funds from an unrelated third party lender to acquire 144,900 of the Corporation's common stock. The loan has an interest rate of 7.99% per annum and has a ten year term which matures on June 30, 2002. The ESOP holds the common stock in a trust for allocation among participating employees. Shares are allocated to participants based on participants' salaries and as the ESOP repays the loan. The loan is secured by the unallocated shares held by the ESOP.

     The ESOP's sources of repayment of the loan can include dividends, if any, on the common stock held by the ESOP, either held in the trust or allocated to participants' accounts, and discretionary contributions from the Corporation to the ESOP and earnings thereon. For the years ended June 30, 1996, 1995 and 1994, the Corporation made contributions to the ESOP of $148,000, $157,000 and $166,000, respectively.

     The Corporation recognizes the cost of the ESOP under the shares allocated method which is applied by recognizing interest expense as incurred each period and recognizing compensation expense related to the principal portion of the ESOP debt based on the cost of shares allocated for the period. For the years ended June 30, 1996, 1995 and 1994 the Corporation recognized interest expense of $51,000, $61,000 and $70,000, and compensation expense of $103,000, $109,000 and $117,000, respectively, related to the ESOP.

     At June 30, 1996 and 1995 there were 64,000 and 79,000 unallocated shares in the ESOP with an aggregate market value of $1.3 million and $1.7 million, respectively.

     PENSION PLANS

     On July 1, 1995, the Corporation adopted a defined contribution employee retirement plan for the benefit of substantially all full-time employees. The plan provides for regular employer payments that match each participating employee's contribution to their individual tax-deferred retirement account. Employees can contribute up to 12% of their compensation to the plan, and the employer matching rate is 100% of the employee's contribution, limited to 6% of the employee's compensation. The Corporation contributed $147,000 to the plan during the year ended June 30, 1996.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


11.  EMPLOYEE BENEFIT PLANS, (CONTINUED)

     PENSION PLANS, (CONTINUED)

     Effective June 30, 1995, and concurrent with the adoption of the defined contribution plan, the Corporation terminated its qualified non-contributory defined benefit plan which previously covered all full-time employees who had attained minimum age and service period requirements.

     During 1996, the Corporation received permission from the Pension Benefit Guarantee Corporation and the Internal Revenue Service to satisfy the plan's liabilities through qualified distributions of the plan's assets. Defined benefit periodic pension costs for the years ended June 30, 1996, 1995 and 1994 were $78,000, $80,000 and $68,000, respectively.

     STOCK OPTION PLAN

     The Corporation has a Stock Option Plan (Option Plan) which provides for the grant of stock options, stock appreciation rights (SARs) and, under certain circumstances, limited stock appreciation rights (LSARs) to key employees and directors.

     The Option Plan provides for the grant of both incentive stock options and compensatory stock options. SARs are granted in connection with shares covered by a stock option. Upon exercise of SARs, the holder receives the difference between: (1) the fair market value of the shares of stock subject to the SAR at the time the SAR is exercised; and (2) the fair market value of such shares at the time the SAR was granted to be paid in common stock, cash, or a combination thereof. LSARs may be granted with respect to all or some of the shares covered by a stock option, and are exercisable only in connection with a change in control of the Corporation, as defined by the Option Plan.

     A summary of changes in shares under option, SARs and options exercisable for the years ended June 30, 1996 and 1995 is presented below:

     -------------------------------------------------------------------------------------------------
                                                           1996                        1995
                                               -------------------------    --------------------------
                                                  Options        SARs          Options       SARs
     -------------------------------------------------------------------------------------------------
      Outstanding at beginning of year              146,564        53,043       119,126        56,924

         Granted ($20.25 - $21.75 per share)          6,648             -        52,000             -

         Exercised ($6.67 - $11.50 per share)       (57,972)      (11,000)      (24,562)            -

         Expired                                    (17,506)      (34,281)            -        (3,881)
                                                -----------   -----------   -----------   -----------

      Outstanding at end of year
         ($6.67 - $21.75 per share)                  77,734         7,762       146,564        53,043
                                                -----------   -----------   -----------   -----------
                                                -----------   -----------   -----------   -----------

      Exercisable at end of year                     77,734         7,762       139,442        53,043
                                                -----------   -----------   -----------   -----------
                                                -----------   -----------   -----------   -----------
      -------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments.

     CASH AND EQUIVALENTS -- The carrying amounts of cash and equivalents approximate their fair values.

     SECURITIES -- Fair values for securities are based on quoted market prices.

     LOANS RECEIVABLE -- For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain residential mortgage and consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values of commercial real estate and commercial business loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     FHLB STOCK -- FHLB stock is restricted for trading purposes, and thus, the carrying value approximates fair value.

     DEPOSITS -- The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current market interest rates to a schedule of aggregated expected monthly maturities.

     FHLB ADVANCES AND ESOP DEBT -- Given the nature and terms of these instruments, fair value approximates book value.

     LOAN COMMITMENTS -- The fair value of loan commitments at June 30, 1996 and 1995 approximated the carrying value of those commitments at those dates.

     The following table sets forth the carrying amount and fair value of the Corporation's financial instruments at June 30:

     -------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                      1996                    1995
                                             ------------------------  -------------------------
                                               Carrying       Fair       Carrying       Fair
                                               amount         value      amount         amount
     -------------------------------------------------------------------------------------------
     Financial assets:
        Cash and equivalents                   $  8,576     $  8,576     $  5,348     $  5,348
        Securities available for sale                75           75       11,326       11,326
        Securities held to maturity              51,476       51,374       69,837       69,803
        Loans receivable                        243,113      251,706      223,066      226,205
        FHLB stock                                2,097        2,097        2,097        2,097

     Financial liabilities:
        Deposits                                274,756      273,478      283,360      282,676
        FHLB advances and ESOP debt                 483          483        3,580        3,580

     -------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


13.  INSURANCE OF ACCOUNTS AND REGULATORY MATTERS

     The Federal Deposit Insurance Corporation through the Savings Association Insurance Fund insures deposits of account holders up to $100,000 per insured depositor. To provide for this insurance, the Bank must pay an annual premium.

     In connection with the insurance of deposits, the Bank is required to maintain certain minimum levels of regulatory capital. The federal regulatory capital regulations require the Bank and similar institutions to have a minimum tangible capital ratio equal to 1.5% of adjusted total assets and a minimum core capital ratio equal to 3% of adjusted total assets. Additionally, institutions are required to meet a risk-based capital requirement of 8% based on the credit risk represented by certain assets, commitments and obligations, as defined by the federal regulations.

     At June 30, 1996, the Bank was in compliance with current regulatory capital requirements. Set forth below is a summary of the Bank's regulatory capital position at June 30:

     ---------------------------------------------------------------------------------------------------------
     (DOLLAR AMOUNTS IN THOUSANDS)                        1996                              1995
                                             -------------------------------   -------------------------------
                                              Amount        % of Assets (1)     Amount        % of Assets (1)
     ---------------------------------------------------------------------------------------------------------
     Tangible Capital:      Actual            $  39,719         12.36%          $  36,071         10.98%

                            Required              4,823          1.50%              4,930          1.50%
                                             -----------       -------         -----------       -------

                            Excess            $  34,896         10.86%          $  31,141          9.48%
                                             -----------       -------         -----------       -------
                                             -----------       -------         -----------       -------

     Core Capital:          Actual            $  39,719         12.36%          $  36,071         10.98%

                            Required              9,645          3.00%              9,859          3.00%
                                             -----------       -------         -----------       -------

                            Excess            $  30,074          9.36%          $  26,212          7.98%
                                             -----------       -------         -----------       -------
                                             -----------       -------         -----------       -------

     Risk-based Capital:    Actual            $  42,139         21.60%          $  38,363         20.60%

                            Required             15,610          8.00%             14,900          8.00%
                                             -----------       -------         -----------       -------

                            Excess            $  26,529         13.60%          $  23,463         12.60%
                                             -----------       -------         -----------       -------
                                             -----------       -------         -----------       -------

     ---------------------------------------------------------------------------------------------------------
     (1)  Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
     ---------------------------------------------------------------------------------------------------------

     Retained earnings are substantially restricted in connection with regulations related to the insurance of deposit accounts, which require the Corporation to maintain statutory reserves in retained earnings. Additionally, these regulations limit the amount of cash dividends the Bank may pay to the Corporation pursuant to the Bank's maintenance of regulatory capital levels.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


14.  SELECTED QUARTERLY FINANCIAL DATA

     Following is a summary of selected quarterly financial data for the years ended June 30:

     -----------------------------------------------------------------------------------------------
     (DOLLAR AMOUNTS IN THOUSANDS,                   First        Second       Third        Fourth
     EXCEPT SHARE DATA)                              Quarter      Quarter      Quarter      Quarter
     -----------------------------------------------------------------------------------------------
     1996:
     ----
       Interest income                              $  6,344     $  6,577     $  6,831     $  6,728
       Interest expense                                3,047        3,124        3,071        2,860
                                                   ----------   ----------   ----------   ----------
       NET INTEREST INCOME BEFORE PROVISION
         FOR LOAN LOSSES                               3,297        3,453        3,760        3,868
       Provision for loan losses                         150          150          150          150
                                                   ----------   ----------   ----------   ----------
       NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES                               3,147        3,303        3,610        3,718
       Other operating income                            213          213          522          524
       Other operating expenses                        2,047        2,230        2,488        2,614
                                                   ----------   ----------   ----------   ----------

       NET INCOME BEFORE INCOME TAXES                  1,313        1,286        1,644        1,628
       Provision for income taxes                        512          475          655          629
                                                   ----------   ----------   ----------   ----------

       NET INCOME                                   $    801     $    811     $    989     $    999
                                                   ----------   ----------   ----------   ----------
                                                   ----------   ----------   ----------   ----------

       NET INCOME PER SHARE                         $   0.37     $   0.37     $   0.45     $   0.46
                                                   ----------   ----------   ----------   ----------
                                                   ----------   ----------   ----------   ----------

     1995:
     ----
       Interest income                              $  6,027     $  6,115     $  6,015     $  6,652
       Interest expense                                2,847        2,840        2,820        2,937
                                                   ----------   ----------   ----------   ----------
       NET INTEREST INCOME BEFORE PROVISION
         FOR LOAN LOSSES                               3,180        3,275        3,195        3,715
       Provision for loan losses                         225          225        2,763        2,772
                                                   ----------   ----------   ----------   ----------
       NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES                               2,955        3,050          432          943
       Other operating income                            200          294          138          637
       Other operating expenses                        2,163        1,922        3,031        3,517
                                                   ----------   ----------   ----------   ----------

       NET INCOME (LOSS) BEFORE INCOME TAXES             992        1,422       (2,461)      (1,937)
       Provision for (benefit from) income taxes         372          537         (927)        (747)
                                                   ----------   ----------   ----------   ----------

       NET INCOME (LOSS)                            $    620     $    885     $ (1,534)    $ (1,190)
                                                   ----------   ----------   ----------   ----------
                                                   ----------   ----------   ----------   ----------

       NET INCOME (LOSS) PER SHARE                  $   0.28     $   0.40     $  (0.70)    $  (0.54)
                                                   ----------   ----------   ----------   ----------
                                                   ----------   ----------   ----------   ----------

     -----------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


15. FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND -- CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)

     Following are condensed financial statements for the parent company as of and for the years ended June 30:


     CONDENSED STATEMENTS OF FINANCIAL CONDITION
     --------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                          1996         1995
     --------------------------------------------------------------------------------------------
     ASSETS:
       Cash                                                               $     836    $     538
       Securities held to maturity                                                -        1,505
       Receivable from the Bank                                                 967          384
       Equity in net assets of the Bank                                      39,719       36,071
       Other assets                                                             190           35
                                                                         -----------  -----------

         TOTAL ASSETS                                                     $  41,712    $  38,533
                                                                         -----------  -----------
                                                                         -----------  -----------

     LIABILITIES AND STOCKHOLDERS' EQUITY:
       Accrued expenses and other liabilities                             $       5    $      63
       Stockholders' equity                                                  41,707       38,470
                                                                         -----------  -----------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $  41,712    $  38,533
                                                                         -----------  -----------
                                                                         -----------  -----------


     --------------------------------------------------------------------------------------------
     CONDENSED STATEMENTS OF OPERATIONS
     --------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                             1996         1995         1994
     --------------------------------------------------------------------------------------------

     INTEREST INCOME                                         $      34    $      87    $      68
     OTHER INCOME                                                   30            -            -
     OTHER OPERATING EXPENSES:
       Professional fees                                             -            -          324
       Other expenses                                               61           92           94
                                                            -----------  -----------  -----------

     TOTAL OTHER OPERATING EXPENSES                                 61           92          418

     INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF
       THE BANK AND INCOME TAX EXPENSE (BENEFIT)                     3           (5)        (350)
       Equity in net income (loss) of the Bank                   3,598       (1,214)       4,274
                                                            -----------  -----------  -----------

     INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)           3,601       (1,219)       3,924
       Income tax expense (benefit)                                  1            -         (135)
                                                       -----------  -----------  -----------

     NET INCOME (LOSS)                                       $   3,600    $  (1,219)   $   4,059
                                                            -----------  -----------  -----------
                                                            -----------  -----------  -----------

     --------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, (CONTINUED)

- --------------------------------------------------------------------------------


15. FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND -- CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY), (CONTINUED)


     CONDENSED STATEMENTS OF CASH FLOWS
     -----------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                            1996         1995          1994
     -----------------------------------------------------------------------------------------------------------
     OPERATING ACTIVITIES:
       Net income (loss)                                                     $  3,600     $ (1,219)    $  4,059
       ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
         TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
           Non-cash compensation under
             stock-based benefit plans                                            103          109          676
           Equity in net (income) loss of the Bank                             (3,598)       1,214       (4,274)
           (Increase) decrease in due to the Bank                                (583)         791         (715)
           Other, net                                                             (20)         157          626
                                                                            ----------   ----------   ----------
           NET CASH (USED IN) PROVIDED BY
             OPERATING ACTIVITES                                                 (498)       1,052          372
                                                                            ----------   ----------   ----------

     INVESTING ACTIVITIES:
           Proceeds from sales of securities available for sale                 1,505            -            -
                                                                            ----------   ----------   ----------

           NET CASH PROVIDED BY INVESTING ACTIVITIES                            1,505            -            -
                                                                            ----------   ----------   ----------

     FINANCING ACTIVITIES:
           Payment of dividends                                                (1,043)        (973)        (769)
           Exercise of stock options                                              567          165          115
           Acquisition of treasury stock                                         (233)           -            -
                                                                            ----------   ----------   ----------

           NET CASH USED IN FINANCING ACTIVITIES                                 (709)        (808)        (654)
                                                                            ----------   ----------   ----------

     Increase (decrease) in cash equivalents                                      298          244         (282)
     Cash equivalents at beginning of period                                      538          294          576
                                                                            ----------   ----------   ----------

     Cash equivalents at end of period                                       $    836     $    538     $    294
                                                                            ----------   ----------   ----------
                                                                            ----------   ----------   ----------

     -----------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
STOCK AND DIVIDEND INFORMATION

- --------------------------------------------------------------------------------

STOCK LISTING AND MARKETS

The Corporation's common stock is traded over-the-counter and is quoted in The Nasdaq Stock Market. The Nasdaq symbol is "FFWM." The listed market makers for the stock include:


FERRIS BAKER WATTS, INC.                   LEGG, MASON, WOOD, WALKER, INC.
12 North Liberty Street                    130 Green Street
Cumberland, MD 21502                       Cumberland, MD 21502
Telephone: (301) 724-7161                  Telephone: (301) 722-1200

FRIEDMAN BILLINGS RAMSEY & CO., INC.       HERZOG, HEINE, GEDULD, INC.
1001 19th North - 18th Floor               525 Washington Boulevard
Arlington, VA 22209                        Jersey City, NJ 07310
Telephone: (703) 312-9500                  Telephone: (212) 962-0300

KEEFE, BRUYETTE & WOODS, INC.              WHEAT FIRST BUTCHER SINGER
Two World Trade Center                     29 North Liberty Street
New York, NY 10048                         Cumberland, MD 21502
Telephone: (212) 323-8300                  Telephone: (301) 724-2660


STOCK PRICE AND DIVIDENDS

The following table sets forth the high and low prices of the Corporation's common stock at the respective quarter-end dates as quoted by Nasdaq and cash dividends declared per share for the related quarterly periods:

- --------------------------------------------------------------------------------
                                                Market Price             Cash
                                            High           Low         Dividends
- --------------------------------------------------------------------------------

FISCAL 1996 QUARTER ENDED:
First quarter, September 30               $ 22.50        $ 19.75        $ 0.12
Second quarter, December 31                 23.75          19.63          0.12
Third quarter, March 31                     20.50          18.00          0.12
Fourth quarter, June 30                     20.75          17.75          0.12

FISCAL 1995 QUARTER ENDED:
First quarter, September 30               $ 25.75        $ 22.50        $ 0.10
Second quarter, December 31                 27.50          18.50          0.12
Third quarter, March 31                     22.50          19.75          0.12
Fourth quarter, June 30                     22.00          18.75          0.12

- --------------------------------------------------------------------------------

The bid and ask price of the Corporation's common stock were $24.25 and $25.00, respectively, on September 9, 1996.

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
STOCK AND DIVIDEND INFORMATION, (CONTINUED)

- --------------------------------------------------------------------------------

NUMBER OF STOCKHOLDERS AND SHARES OUTSTANDING

As of June 30, 1996 there were approximately 933 stockholders of record and 2,176,739 shares of common stock entitled to vote and receive dividends and were considered outstanding for financial reporting purposes. The number of stockholders of record does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

DIVIDEND REINVESTMENT PLAN

The Corporation offers its stockholders a convenient and economical plan to increase their investment in the Corporation. Holders of stock may have their quarterly dividends automatically invested in additional common shares of the Corporation's common stock. Stockholders participating in the plan may also make voluntary cash contributions not to exceed $3,000 per quarter. Stockholders not yet enrolled in the plan may receive a brochure describing the plan by contacting the Corporation or ChaseMellon Shareholder Services.

- -------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
CORPORATE INFORMATION

- -------------------------------------------------------------------------------


CORPORATE HEADQUARTERS

First Financial Corporation of Western Maryland
118 Baltimore Street
Cumberland, MD   21502
Phone:  (301) 724-3363


SUBSIDIARY COMPANIES

First Federal Savings Bank of Western Maryland
Mid-Atlantic Service Corporation
Mid-Atlantic Underwriters Agency, Inc.

ANNUAL MEETING

The annual meeting of the Corporation's stockholders will be held at 10:00 a.m., on Thursday, October 24, 1996, at the Holiday Inn, South George Street, Cumberland, Maryland. Stockholders are encouraged to attend.


STOCKHOLDER AND INVESTOR INFORMATION

Copies of annual reports, quarterly reports and related stockholder literature are available upon written request without charge to stockholders. Requests should be addressed to H. Louise Smyth, Marketing Coordinator of the Bank, at the Corporation's headquarters.

Stockholders needing assistance with stock records, transfers or lost certificates, please contact the Corporation's transfer agent, ChaseMellon Shareholder Services, directly at (800) 756-3353.

Security analysts, retail brokers and individual investors may contact Patrick J. Coyne, Chairman of the Board, President and Chief Executive Officer, or William C. Marsh, Executive Vice President and Chief Financial Officer, for information about the Corporation.

INDEPENDENT ACCOUNTANTS

KPMG Peat Marwick LLP
One Mellon Bank Center
Pittsburgh, PA   15219

SPECIAL COUNSEL

Elias, Matz, Tiernan & Herrick LLP
734 15th Street, NW
Washington, DC   20005

REGISTRAR AND TRANSFER AGENT

ChaseMellon Shareholder Services
85 Challenger Road, Overpeck Centre
Ridgefield Park, NJ   07600

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND MANAGERS

- --------------------------------------------------------------------------------


FIRST FINANCIAL CORPORATION OF
WESTERN MARYLAND

- --------------------------------------------------------------------------------
BOARD OF DIRECTORS
- --------------------------------------------------------------------------------

   GORDON L. BOWIE
   Retired, Former Part-Owner, Treasurer & Secretary,
   Tri-State Paper

   CHESTON H. BROWNING, III
   Retired, President, Mark/Scott, Inc.

   PATRICK J. COYNE
   Chairman of the Board
   President & Chief Executive Officer

   L. FRED DEAN
   Retired, Former Owner, Dean's Jewelry Store

   W. LEE FLEMING
   President, Fleming Oil Company

   WALTER C. GROWDEN
   Retired, Builder & Real Estate Appraiser

   MORTON W. PESKIN, JR.
   Retired, Former President, Peskins

   R. THOMAS THAYER, JR.
   President & Chief Executive Officer, Garrettland, Inc.

   WILLIAM M. THOMPSON
   VICE CHAIRMAN
   Retired, Former National Accounts Manager, Westvaco

   MARC E. ZANGER
   Chairman of the Board & Chief Executive Officer,
   BGS & G Companies


- --------------------------------------------------------------------------------
EXECUTIVE OFFICERS
- --------------------------------------------------------------------------------

   PATRICK J. COYNE
   Chairman of the Board
   President & Chief Executive Officer

   KENNETH W. ANDRES
   Executive Vice President
   Chief Lending Officer

   WILLIAM C. MARSH
   Executive Vice President
   Chief Financial Officer

   R. CRAIG PUGH
   Executive Vice President
   Chief of Operations




- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND AND SUBSIDIARIES
BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND MANAGERS

- --------------------------------------------------------------------------------


FIRST FEDERAL SAVINGS BANK OF
WESTERN MARYLAND AND SUBSIDIARIES

- --------------------------------------------------------------------------------
BOARD OF DIRECTORS
- --------------------------------------------------------------------------------

   GORDON L. BOWIE
   Retired, Former Part-Owner, Treasurer & Secretary,
   Tri-State Paper

   CHESTON H. BROWNING, III
   Retired, President, Mark/Scott, Inc.

   PATRICK J. COYNE
   Chairman of the Board
   President & Chief Executive Officer

   L. FRED DEAN
   Retired, Former Owner, Dean's Jewelry Store

   W. LEE FLEMING
   President, Fleming Oil Company

   WALTER C. GROWDEN
   Retired, Builder & Real Estate Appraiser

   MORTON W. PESKIN, JR.
   Retired, Former President, Peskins

   R. THOMAS THAYER, JR.
   President & Chief Executive Officer, Garrettland, Inc.

   WILLIAM M. THOMPSON
   Vice Chairman
   Retired, Former National Accounts Manager, Westvaco

   MARC E. ZANGER
   Chairman of the Board & Chief Executive Officer,
   BGS & G Companies

- --------------------------------------------------------------------------------
EXECUTIVE OFFICERS
- --------------------------------------------------------------------------------

   PATRICK J. COYNE
   Chairman of the Board
   President & Chief Executive Officer

   KENNETH W. ANDRES
   Executive Vice President
   Chief Lending Officer

   WILLIAM C. MARSH
   Executive Vice President
   Chief Financial Officer


   R. CRAIG PUGH
   Executive Vice President
   Chief of Operations

- --------------------------------------------------------------------------------
BANK DEPARTMENT MANAGERS
- --------------------------------------------------------------------------------

   BRENDA ANDREWS
   Collections

   TIMOTHY A. BRACKEN
   Treasurer

   H. EUGENE BROADWATER
   Residential Lending

   VICKI L. DELLIGATTI
   Human Resources

   BRENT A. FILAK
   Internal Audit

   TERRY D. FROST
   Controller

   JUNE M. HARDY
   Customer Service

   SUE ANN MCMAHON
   Loan Servicing

   DAVID C. MATHEWS
   Correspondent Lending

   CHERYL L. SHERMAN
   Branch Operations

   H. LOUISE SMYTH
   Marketing

   JAMES A. STEMPLE, JR.
   Operations & Compliance

   DAVID M. WAUGERMAN
   New Accounts, Insurance & IRAs

   JOHN M. ZIMOWSKI
   Consumer Lending

- --------------------------------------------------------------------------------
BANK BRANCH MANAGERS
- --------------------------------------------------------------------------------

   CONNIE J. BASELER
   Main Office

   KATHY A. BEVERAGE
   Tri-Towns

   JOHN W. GOLDEN
   Frostburg

   SCOTT A. HOSTETLER
   Country Club Mall

   WILLIAM H. JOHNSON
   Industrial Boulevard

   RONNIE S. LEASE
   Braddock Square

   J. TODD STREETT
   Hagerstown

   DAVID W. SWEITZER
   Oakland

   J. RICHARD WHEELER
   Country Club Mall

- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                                     NOTES


- -------------------------------------------------------------------------------




                                    46